UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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NASH-FINCH COMPANY

(Name of Registrant as Specified In Its Charter)

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Notice of the Annual Meeting of Stockholders
Sheraton Bloomington Hotel
7800 Normandale Blvd.
Bloomington, Minnesota 55439
May 15, 2007

The 2007 Annual Meeting of Stockholders of Nash-Finch Company will be held on May 15, 2007, at 10:00 a.m., Central Daylight Time, at the address shown above for the following purposes:

1. To elect two individuals to serve as directors for three-year terms; and

2. To transact such other business as may properly come before the meeting.

Only stockholders of record as shown on the books of Nash Finch as of the close of business on March 23, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Stockholders are entitled to one vote for each share held of record at that time.

Nash Finch’s proxy statement is attached to this notice. Financial and other information about Nash Finch is contained in its annual report on Form 10-K for the fiscal year ended December 30, 2006.

By Order Of the Board of Directors

Kathleen M. Mahoney
Senior Vice President, Secretary & General Counsel

Minneapolis, Minnesota
March 28, 2007

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting. For additional instructions on voting by telephone or the Internet, please refer to the following page or to your proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them on voting your shares.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

If you are a shareholder of record, your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or by the Internet saves us administrative and postage costs.

Vote by Phone — Toll Free — 1-800-560-1965 — Quick, Easy, Immediate

•	Use any touch tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 noon, Central Daylight Time, on May 14, 2007.

•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions the voice provides you.

Vote by Internet — http://www.eproxy.com/nafc/ — Quick, Easy, Immediate

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon, Central Daylight Time, on May 14, 2007.

•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

Vote by Mail

•	Mark your voting choices on the proxy card, sign it and date it.

•	Return the proxy card in the postage-paid envelope we’ve provided, or send it to Nash-Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or via the Internet. If you provide specific voting instructions by mail, telephone or the internet, your broker or nominee will vote your shares as you have directed.

7600 France Avenue South
Minneapolis, Minnesota 55435
(952) 832-0534

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2007

INTRODUCTION

The Board of Directors of Nash-Finch Company solicits your proxy for use at the Annual Meeting of Stockholders to be held Tuesday, May 15, 2007, at 10:00 a.m., Central Daylight Time, at the Sheraton Bloomington Hotel, 7800 Normandale Blvd. Bloomington, Minnesota 55439, and at any adjournment or adjournments thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in such proxy.

Whether you have voted by telephone, the Internet or mail, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Secretary of Nash Finch;

•	voting by Internet or telephone at a later time;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Annual Meeting.

A stockholder who attends the Annual Meeting need not revoke his or her proxy card and vote in person, unless he or she wishes to do so.

This proxy statement is first being mailed to our stockholders on or about March 31, 2007.

PURPOSE OF THE ANNUAL MEETING

We will conduct the following business at the Annual Meeting:

1. Elect two individuals to serve as directors for three-year terms; and

2. Such other business as may properly come before the Annual Meeting.

VOTING PROCEDURES

Quorum Requirement

The close of business on Friday, March 23, 2007 has been fixed by our Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On March 23, 2007, we had outstanding 13,403,088 shares of our common stock, par value $1.66 2/3 per share. Each share of our common stock entitles the holder to one vote at the Annual Meeting, and no cumulative voting is allowed. A majority of the total shares of common stock issued and outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the meeting for purposes of determining a quorum if you:

•	Are present and vote in person at the meeting; or

•	Have properly submitted a proxy card or voted over the telephone or the Internet on a timely basis.

If you vote in person at the meeting or submit a proxy (by telephone, the Internet or mail), your shares will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, even if you withhold votes from director nominees, or abstain or fail to vote on particular matters, or if a “broker non-vote” (described below) occurs on a particular matter.

Vote Required and Voting Process

The election of the directors requires the affirmative vote of a majority of the total shares of our common stock present at the meeting (whether in person or by proxy) and entitled to vote on the election of directors. Stockholders may vote for all nominees for director, or withhold authority to vote for some or all nominees. Shares for which votes are withheld on the election of any director will have the same effect as a vote against that director.

The individuals named as proxies on your proxy card will vote your shares as you direct on your proxy card. If you do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, you will have provided the named proxies with discretionary authority to vote, and they will vote your shares (i) FOR the election of all director nominees and (ii) according to their best judgment with respect to any other matter which may properly come before the Annual Meeting, or any adjournment of the meeting. This includes any matter as to which we did not receive advance notice on or before February 14, 2007.

If your shares are held in a brokerage account in your broker’s name (“street name”) and you do not provide specific voting instructions to your broker, your broker may vote your shares on proposals where it has discretionary authority to vote, such as the proposal to elect directors, but not on proposals where it does not have discretionary authority to vote. In the latter situation, a “broker non-vote” occurs. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Ballots will be passed out during the meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Nomination

Our Restated Certificate of Incorporation and Bylaws provide that the Board of Directors will consist of not less than nine or more than seventeen members, as determined from time to time by the Board, divided into three classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year.

The terms of three current members of the Board, Alec C. Covington, Allister P. Graham and Mickey P. Foret, will expire at the Annual Meeting. Messrs. Covington and Foret have been nominated by the Board for re-election for three-year terms ending at the 2010 Annual Meeting of Stockholders. Mr. Graham, who currently serves as Chairman Emeritus, will retire from the Board upon the expiration of his current term at the Annual Meeting and, accordingly, is not standing for re-election. Mr. Foret was previously elected to the Board by the stockholders of Nash Finch, while Mr. Covington was elected as a director by the Board effective May 1, 2006. The terms of the remaining seven current members of the Board of Directors will expire as indicated below.

The size of the Board is currently set at ten members.

The affirmative vote of a majority of the total shares of common stock represented in person or by proxy and entitled to vote is required for the election of each of the two nominees. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the two nominees named in the proxy card, unless otherwise directed by the stockholder. The Board of Directors recommends a vote FOR the election of each of the nominees. While the Board has no reason to believe that any of the persons named will not be available as a candidate, if such a situation arises, the proxy will be voted to elect such other person as determined in the discretion of the proxies named on the enclosed proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Information About Directors and Nominees

The following information as of March 23, 2007 is provided concerning the two nominees for election as directors of Nash Finch, and the other directors presently serving as directors of Nash Finch but not standing for election at the Annual Meeting.

Class A director nominees for three-year terms expiring in 2010:

Alec C. Covington Director since 2006 Age 50	Mr. Covington has been President and Chief Executive Officer and a Director of the Company since May 2006. Mr. Covington served as President and Chief Executive Officer of Tree of Life, Inc., a marketer and distributor of natural and specialty foods, from February 2004 to May 2006, and for the same period as a member of the Executive Board of Tree of Life’s parent corporation, Royal Wessanen nv, a multi-national food corporation based in the Netherlands. From April 2001 to February 2004, he was Chief Executive Officer of AmeriCold Logistics, LLC, a provider of supply chain solutions in the consumer packaged goods industry. Prior to that time, Mr. Covington served as President of Richfood Inc., a regional food distributor, and Executive Vice President of SuperValu Inc.

Mickey P. Foret Director since 2005 Age 61	Mr. Foret has been President of Aviation Consultants, LLC, which provides consulting services to commercial airlines, since December 2002. Mr. Foret previously served as Executive Vice President and Chief Financial Officer of Northwest Airlines from September 1998 to September 2002. Mr. Foret also serves as a director of ADC Telecommunications, Inc., a supplier of communications infrastructure solutions, and URS Corporation, an engineering design services firm.

Class C directors not standing for election this year whose terms expire in 2008:

Carole F. Bitter, Ph.D., MBA Director since 1993 Age 61	Dr. Bitter has served as the President and Chief Executive Officer of Harold Friedman, Inc., an operator of retail supermarkets, since 1976. She has served as President & Treasurer of Warehouse Foods, Inc. since 1982, and President & Treasurer of LJM Foods, Inc. since 1986, both of which are private operators of retail supermarkets.

John H. Grunewald Director since 1992 Age 70	Mr. Grunewald retired in January 1997 as Executive Vice President, Finance and Administration of Polaris Industries, Inc., a manufacturer of recreational equipment, a position he had held since September 1993. Mr. Grunewald serves as a director of Renaissance Learning, Inc., a provider of learning information systems software, and Keystone Mutual Funds, a large cap mutual fund. Mr. Grunewald has received the Certificate of Director Education from the National Association of Corporate Directors.

Douglas A. Hacker Director since 2005 Age 51	Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to this position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. In December 2002, UAL Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code, and emerged from bankruptcy on February 1, 2006. Mr. Hacker also serves as a director or trustee of a series of open-end and closed-end investment companies that are part of the Columbia family of mutual funds and as a director of Aircastle Limited, a commercial aircraft leasing company.

William R. Voss Director since 1998 Chairman since 2006 Age 53	Mr. Voss has been Chairman of the Company’s Board since May 2006. Mr. Voss has served as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm, for more than five years. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor, as Chief Executive Officer of McCain Foods, Inc. and as President of Pilgrims Pride Corporation. He also served as a principal with Booz, Allen & Hamilton, management consultants.

William H. Weintraub Director since 2002 Age 64	Mr. Weintraub is currently an adjunct professor in the School of Journalism and Mass Communications at the University of Colorado at Boulder. He is also a frequent guest lecturer at several other universities and is Executive-in-Residence at the University of Colorado’s Leeds School of Business. He was the Senior Vice President of Marketing of the Coors Brewing Company from 1993 to 2002. His professional career also includes 15 years at Procter & Gamble Company, as well as chief marketing officer positions at Kellogg Company and Tropicana, Inc.

Class B director nominees for three-year terms expiring in 2009:

Robert L. Bagby Director since 2005 Age 63	Mr. Bagby has been Chairman of the Board, President and Chief Executive Officer of A.G. Edwards, Inc. and its wholly-owned subsidiary A.G. Edwards & Sons, Inc., a full-service national brokerage firm, since March 2001. He previously served as Vice Chairman of both A.G. Edwards and A.G. Edwards & Sons from 1996 to March 2001, and has been employed by A.G. Edwards & Sons since 1975.

Jerry L. Ford Director since 1997 Age 66	Mr. Ford has been an independent business consultant since March 2000. Mr. Ford previously served as the Chief Development Officer of Jetways, Inc., a business aircraft management firm, from April 1, 1999 through March 2000; as a consultant to Jetways, Inc. from November 1, 1998 until March 31, 1999; and as Executive Vice President and Chief Operating Officer for Comdisco Network Services, a division of Comdisco, Inc., a computer network implementation and management firm, from June 30, 1994 until April 15, 1998. He also served in various management and officer positions with The Pillsbury Company and General Mills, Inc.

Information About the Board of Directors and Its Committees

The Board has three standing committees, each of which is composed exclusively of independent directors, as determined by the Board, and operates under a written charter adopted by the Board setting forth its purposes, authority and responsibilities. A current copy of each committee’s charter can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Board has also determined that a majority of the members of the Audit and Finance Committee, including the Chairman, Douglas Hacker, are “audit committee financial experts” as that term is defined in Item 407(d)(5) of the SEC’s Regulation S-K. The principal functions of the committees are described below.

Audit and Finance Committee

•	Assists the Board in its general oversight of the Company’s accounting and financial reporting processes, financial and disclosure controls and compliance processes, and of the independent audits of the Company’s financial statements.

•	Selects the firm to be appointed as Nash Finch’s independent auditor, and evaluates its qualifications, performance and independence.

•	Reviews and approves the scope of the annual independent audit and internal audit program.

•	Reviews and discusses with management and the independent auditor accounting and audit principles and practices and the adequacy and effectiveness of accounting and financial controls.

•	Gives prior approval to all audit and non-audit services performed by the independent auditor.

•	Meets independently with internal audit and the independent auditor to discuss the results of their examinations.

•	Reviews with management and the independent auditor the periodic reports to be filed by Nash Finch with the SEC.

•	Reviews and approves in advance all related person transactions involving the Company and its officers and directors, or affiliates of officers and directors.

Corporate Governance Committee

•	Considers and recommends to the Board the size of the Board, nominees for election as director (including those recommended by stockholders), nominees for appointment to standing Board committees and policies relating to the functions of such committees.

•	Considers and recommends to the Board proposals regarding director compensation.

•	Implements and monitors the Board’s governance guidelines and recommends to the Board any modifications to the guidelines.

•	Conducts an annual evaluation of overall Board performance and its governance processes and periodic evaluations of individual directors.

•	Reviews succession planning for critical, senior management positions, including the CEO position, and annually assesses the performance and effectiveness of the CEO.

Compensation Committee

•	Reviews and approves salaries and incentive plan goals and awards for corporate and operating officers, and in doing so for the CEO considers the results of the assessment conducted by the Corporate Governance Committee.

•	Oversees and administers the Company’s incentive compensation, deferred compensation, profit sharing, equity-based compensation and supplemental retirement plans for employees, including approval of equity-based compensation awards for corporate and operating officers.

•	Considers and recommends to the Board nominees for election as corporate and operating officers.

•	Reviews the Company’s compensation structure for executive and management employees, and submits to the Board recommendations regarding changes, including new or revised compensation plans.

•	Reviews and monitors compliance with officer and director stock ownership guidelines.

The following table summarizes the current membership of the Board and each of its standing committees, as well as the number of times the Board and each committee met during the fiscal year ended December 30, 2006:

Corporate
	Board of	Audit and Finance	Compensation	Governance
	Directors	Committee	Committee	Committee

Robert L. Bagby	X		X	X
Carole F. Bitter	X	X	X
Alec C. Covington	X
Jerry L. Ford	X	X		X
Mickey P. Foret	X	X	Chairman
Allister P. Graham	Chairman Emeritus
John H. Grunewald	X	X		Chairman
Douglas A. Hacker	X	Chairman	X
William R. Voss	Chairman
William H. Weintraub	X		X	X
Number of fiscal 2006 meetings	11	11	7	4

Each director attended at least 81% of the combination of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which the director served that were held during fiscal 2006 or that portion of fiscal 2006 during which that individual was a director. The directors attended 97% of the combination of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which each director served that were held during fiscal 2006.

Compensation Committee Procedures

Our Board of Directors has charged the Compensation Committee with the responsibility to review and either act on behalf of the Board or make recommendations to the Board concerning executive compensation.

Under the Compensation Committee Charter, the Committee may form and delegate authority to subcommittees consisting of one or more members when deemed appropriate by the Committee. The Committee may also delegate to the CEO the authority, within pre-existing guidelines established by the Committee, to approve equity compensation awards to employees other than officers of the Company under established stock-based compensation plans of the Company. Any exercise of delegated authority will be reported to the Committee at its next regularly scheduled meeting.

In addition, the Committee has the authority to retain and terminate any compensation consulting firm, independent counsel or other advisors as the Committee may deem appropriate to assist in its evaluation of executive compensation. In the course of advising the Committee, the compensation consulting firm may be asked to provide guidance and support to management in connection with matters that are reviewed by the Committee. Under its charter, the Committee has the sole authority to approve related fees and retention terms. Pursuant to its authority, the Committee has engaged Pearl Meyer & Partners as an independent compensation consultant.

The Committee generally consults with management regarding employee compensation matters, receives a recommendation from the Audit and Finance Committee for the compensation of the Vice President, Internal Audit and our CEO makes compensation recommendations for officers, excluding our CEO.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during 2006 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company during 2006 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves or ever have served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board of Directors or the Compensation Committee.

Compensation of Directors

Compensation for our non-employee Directors for 2006 was comprised of: cash compensation, consisting of an annual retainer, retainers for committee members, Committee Chairs, the Chairman of the Board and the Chairman of the Board Emeritus, and meeting fees, and equity compensation in the form of restricted stock units. In addition, these individuals are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

Our goal in setting compensation for our non-employee Directors is to remain competitive in attracting and retaining high quality directors. We also recognize that over the past few years, there has been an increase in board responsibilities and potential liability.

Elements of Director Compensation for 2006

In February 2006, the Corporate Governance Committee, after having retained and received the report of Pearl Meyer & Partners, recommended to the Board certain changes in the cash and equity compensation structure for non-employee Directors for calendar year 2006. The Board approved the recommended changes, which became effective as of January 1, 2006. The following table lists the elements of non-employee director cash and equity compensation for 2006:

Compensation Component	2006 Compensation Program

Annual Board and committee retainer	$50,000
Annual Board chairman retainer	$150,000
Annual Board chairman emeritus retainer	$150,000
Annual committee chairman retainer	Audit & Compensation — $10,000 Corporate and Governance — $5,000
Board meeting fee	In person — $1,500 Telephonic — $750
Committee meeting fee	In person — $1,250 Telephonic — $625
Restricted stock units	Annual grant with face value of $45,000
Deferred Compensation	No change to the Plan

Restricted Stock Units.  Restricted stock units, which are a form of performance units authorized under the Nash Finch 2000 Stock Incentive Plan, will vest six months after they are granted (subject to earlier vesting in the event of a director’s death or disability or a change in control of Nash Finch). Settlement of restricted stock units will occur six months after termination of service as a director. Restricted stock units may be settled only in shares of

Nash Finch common stock, with one share of stock issued for each restricted stock unit held. Settlement of restricted stock units will be accelerated upon a change in control of Nash Finch, unless a director waives the right to such acceleration. Restricted stock unit account balances are credited with additional units representing the deemed reinvestment of dividend equivalents.

Deferred Compensation.  Non-employee Directors have been permitted to defer the receipt of their cash and stock compensation for 2004 and previous calendar years pursuant to the 1997 Non-Employee Director Stock Compensation Plan (“1997 Plan”), and are permitted to defer the receipt of their cash compensation for 2005 and subsequent calendar years pursuant to the Director Deferred Compensation Plan. The Director Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. In connection with the adoption of this plan, the Board froze participation in the 1997 Plan as of December 30, 2004. Each plan generally permits a participant to annually defer all or a portion of his or her cash compensation for service as a director of the Company, and have the amount deferred credited to either a cash account, the balance of which fluctuates with the performance of investment funds in which the amounts are deemed invested, or a share account in which amounts deferred are converted to share units, each of which represents the right to receive one share of Nash Finch common stock. The amounts deferred are payable upon termination of service as a director, with amounts deferred to the cash account payable only in cash and amounts deferred to the share account payable only in stock. The Company has established a benefits protection trust to serve as the source of funds and securities to satisfy the Company’s deferred compensation obligations to directors under these plans, and is funding the trust at a level equal to the amount of such obligations.

Non-Employee Director Compensation Table

Director Compensation for the Fiscal Year Ended December 30, 2006

					Change in
	Fees				Pension Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	Earnings($)(3)	($)(4)	($)

Robert L. Bagby	70,375	45,000	—	—	—	1,048	116,423
Carole F. Bitter	81,125	45,000	—	—	18,006	22,926	167,057
Richard A. Fisher(5)	28,667	—	—	—	—	924	29,591
Jerry L. Ford	83,033	45,000	—	—	3,854	8,986	140,873
Mickey P. Foret	85,842	45,000	—	—	—	1,672	132,514
Allister P. Graham(6)	234,750	45,000	—	—	—	40,177	319,927
John H. Grunewald	81,608	45,000	—	—	—	15,460	142,068
Douglas A. Hacker	89,250	45,000	—	—	—	1,672	135,922
William R. Voss	180,392	45,000	—	—	12,177	17,251	254,820
William H. Weintraub	74,875	45,000	—	—	3,792	4,627	128,294

(1)	Non-employee Directors are permitted to defer the receipt of cash compensation as described under “Elements of Director Compensation for 2006 — Deferred Compensation.” Following is the portion of compensation deferred by the non-employee Directors during fiscal year 2006:

	Cash	Stock	Total
Director	Account	Account	Deferred

Carol F. Bitter	$81,125	$—	$81,125
Jerry L. Ford	6,643	6,643	13,286
Allister P. Graham	—	234,750	234,750

(2)	The value for stock awards reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 30, 2006, in accordance with Statement of Financial Standards No. 123 (Revised) Share-Based Payment (“FAS 123(R)”) of restricted stock units issued immediately following the annual meeting of stockholders of Nash Finch. These awards are further described in “— Restricted Stock Units.” The number of restricted stock units awarded to each director is determined by dividing $45,000 by the fair market value (average of the high and the low price) of a share of Nash-Finch Company common stock on the date the restricted stock units are awarded.

(3)	Reflects above market earnings on deferred compensation account balances.

(4)	Reflects the value of dividend equivalents credited to each director’s stock unit account balance.

(5)	Mr. Fisher retired from the Board on May 16, 2006.

(6)	Mr. Graham served as the Company’s Interim Chief Executive Officer from March 3, 2006 to April 30, 2006. The compensation reflected in the Directors Compensation Table is also included in the compensation reported for Mr. Graham in the Summary Compensation Table.

CORPORATE GOVERNANCE

Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.” Consistent with the Guidelines:

•	Independent Directors. All of the members of the Board except for Mr. Graham and Mr. Covington, our President and Chief Executive Officer, have been determined by the Board to be “independent directors,” as the term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market. The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

•	Independent Chairman and Lead Independent Director. The Guidelines provide that if at any time the Chairman of the Board is not an independent director, one of the independent directors shall be designated by the Board as the lead independent director to chair executive sessions of the independent directors, set Board agendas with the Chairman of the Board, and perform such other functions as the Board may specify from time to time.

•	Committee Composition. All committees of the Board are composed exclusively of independent directors.

•	Committee Charters. Each committee operates under a Board-approved charter setting forth the purpose, authority and duties of the committee. Copies of these charters can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•	Executive Sessions of Independent Directors. Each regularly scheduled Board or committee meeting will include an executive session of the independent directors without management present.

•	Access to Outside Advisors. The Board and its committees may retain independent outside financial, legal, compensation or other advisors as they deem necessary or advisable.

•	Assessing Board and Committee Performance. Annual evaluations of the performance and effectiveness of the Board and each committee are conducted.

•	Code of Business Conduct. The Board has adopted a Code of Business Conduct applicable to Nash Finch directors and employees generally, as well as a Code of Ethics for Senior Financial Management applicable to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Copies of these Codes can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•	Share Ownership by Directors. Directors are expected, within three years of joining the Board, to accumulate Nash Finch stock whose value is at least five times the amount of the annual retainer and to make reasonable, good faith efforts to maintain shareholding of at least that amount. .

•	Director Attendance at Annual Stockholders Meetings. Directors are expected to make every reasonable effort to attend the annual meetings of the stockholders of Nash Finch. All directors attended the 2006 annual meeting of stockholders, except for Robert L. Bagby, who could not attend due to a scheduling conflict that pre-dated Mr. Bagby’s election to the Board.

•	Review, Approval and Ratification of Transactions with Related Persons. Pursuant to its charter, the Audit and Finance Committee must review and approve in advance all related party transactions, including those reportable under SEC rules, involving the Company and its officers and directors, or affiliates of officers or directors. In general, potential related person transactions are identified by management and discussed with the Audit and Finance Committee at Committee meetings. Proposals, including, where applicable, financial and legal analysis, alternatives and management recommendations, are provided to the Audit and Finance Committee with respect to each issue under consideration and decisions are made by the Audit and Finance Committee with respect to the foregoing related person transactions after opportunity for discussion and review of materials. When applicable, the Audit and Finance Committee requests further information and from time to time requests guidance or confirmation from internal or external counsel or auditors.

•	Certain Relationships and Related Transactions. During 2006, there were no transactions as described in the preceding paragraph.

Director Candidates

The Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management. The Corporate Governance Committee may retain a third-party executive search firm to identify and assist in evaluating candidates. Nash Finch stockholders may also recommend individuals for the Corporate Governance Committee to consider as potential director candidates by submitting a written recommendation to the Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Recommendations from stockholders must be received by the Secretary on or before October 1 of any year in order to be considered by the Corporate Governance Committee for possible nomination at the Nash Finch annual meeting of stockholders the following year. Any recommendation must include:

•	sufficient biographical information concerning the recommended individual for the Committee to consider, including employment and educational background, other board and committee memberships, and any relationships that might affect a determination by the Board that the individual would be considered independent;

•	a written consent signed by the recommended individual by which he or she agrees to stand for election if nominated by the Board and to serve if elected by the stockholders; and

•	the name and address of the stockholder submitting the recommendation, the number of shares of Nash Finch common stock held of record and beneficially by the stockholder, and the name in which such shares are registered on the stock transfer records of Nash Finch.

The Corporate Governance Committee may require that the recommended individual furnish additional information if necessary to assist the Committee in assessing the qualifications of that individual to serve as a director.

When evaluating candidates and determining whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Corporate Governance Committee will apply the criteria set forth in Nash Finch’s Corporate Governance Guidelines. These criteria include the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. Consideration of a candidate is made in the context of an assessment of the perceived needs of the Board and its committees at the particular point in time, and no specific weights are assigned to particular criteria. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities.

Communications from Stockholders

Stockholders who wish to communicate with the Board may do so by writing to the Board or a particular director. Such communications should be addressed to the Board of Directors or a particular director c/o Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Each communication will initially be received and processed by the Secretary of Nash Finch, who will then refer the communication to the appropriate Board member (either the director named in the communication, the Chairman of the board committee having authority over the matter raised in the communication, or the Chairman of the Board in all other cases). The director to whom a communication is referred will determine, in consultation with Company counsel, whether a copy or summary of the communication will be provided to the other directors. The Board will respond to communications if and as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 23, 2007 for each stockholder who we know owns beneficially more than five percent of the outstanding shares of common stock on that date.

	Amount and Nature
Name and Address of	of Beneficial		Percent of
Beneficial Owner	Ownership		Class (*)

Barclay’s Global Investors, N.A.	1,450,948	(a)	10.83%
45 Fremont Street San Francisco, CA 94105
T. Rowe Price Associates, Inc.	1,292,100	(b)	9.64%
100 E. Pratt Street Baltimore, MD 21202
Dimensional Fund Advisors LP	1,090,262	(c)	8.13%
1299 Ocean Avenue Santa Monica, CA 90401
Putnam, LLC d/b/a Putnam Investments	1,037,088	(d)	7.74%
One Post Office Square Boston, MA 02109
Brandywine Global Investment Management, LLC	956,575	(e)	7.14%
2929 Arch Street, 8th Floor Philadelphia, PA 19104
Olstein Capital Management, L.P.	951,080	(f)	7.10%
4 Manhattanville Road Purchase, New York 10577
Wells Fargo & Company	816,462	(g)	6.09%
420 Montgomery Street San Francisco, CA 94104

*	Based upon 13,403,088 shares of common stock outstanding as of March 23, 2007.

(a)	The amount of shares is based upon a Schedule 13D filed on January 23, 2007 reporting beneficial ownership as of December 31, 2006. Barclay’s Global Investors, N.A. reported that it has sole voting power over 979,633 shares and sole dispositive power over 1,019,483 shares. Barclay’s Global Fund Advisors reported that it has sole voting and dispositive power over 422,568 shares. Barclays Global Investors, Ltd. reported that it has sole voting and dispositive power over 8,897 shares. All such shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(b)	The amount of shares is based upon a Schedule 13G/A filed on February 14, 2007 reporting beneficial ownership as of December 31, 2006. T. Rowe Price Associates, Inc. (“Price Associates”) reported that it has sole voting power over 432,100 shares and sole dispositive power over 1,292,100 shares. These shares are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Small-Cap Value Fund, Inc., a registered investment company sponsored by Price Associates, reported that it has sole voting power over 800,000 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial ownership of such securities.

(c)	The amount of shares is based upon a Schedule 13G/A filed on February 9, 2007 reporting beneficial ownership as of December 31, 2006. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“DFA”) reported that it is an investment advisor or manager for certain investment companies, group trusts and separate accounts (“funds”), and as such possesses sole voting and dispositive power over the 1,090,262 shares that are owned by such funds. None of these funds, to the knowledge of DFA, owns more than 5% of the class. DFA disclaims beneficial ownership of such securities.

(d)	The amount of shares is based upon a Schedule 13G/A filed on February 13, 2007 reporting beneficial ownership as of December 31, 2006. Putnam, LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh & McLennan”), reported that it wholly owns two registered investment advisers: Putnam Investment Management, LLC., which has shared dispositive power over 747,772 shares, and The Putnam Advisory Company LLC., which has shared voting power over 3,575 shares and shared dispositive power over 289,316 shares. Putnam, LLC and its parent, Marsh & McLennan, have stated that the filing of the Schedule 13G should not be deemed an admission by either that it is a beneficial owner of any securities covered by the Schedule 13G.

(e)	The amount of shares is based upon a Schedule 13G filed on February 14, 2007 reporting beneficial ownership as of December 31, 2006. According to the filing, Brandywine Global Investment Management, LLC (“Brandywine”) is an investment advisor and it has sole voting power over 949,415 shares and shared dispositive power over 956,575 shares. Brandywine reported that no single account owns more than 5% of the shares outstanding.

(f)	The amount of shares is based upon a Schedule 13G filed on February 14, 2007 reporting beneficial ownership as of December 31, 2006. Olstein Capital Management, L.P. (formerly known as Olstein & Associates, L.P.) (“Olstein Capital”) reported that it has sole voting and dispositive power over 951,080 shares. Olstein Capital, an investment advisor, furnishes investment advice to the Olstein All Cap Value Fund, a series of The Olstein Funds, and other funds, each an investment company. The Olstein Funds, on behalf of the Olstein All Cap Value Fund, reported that it has sole voting and dispositive power over 856,100 shares. Olstein Capital expressly disclaims beneficial ownership of such securities.

(g)	The amount of shares is based upon a Schedule 13G filed on January 25, 2007 reporting beneficial ownership as of December 31, 2006. Wells Fargo & Company reported that it has sole voting power over 793,162 shares, sole dispositive power over 617,393 shares and shared dispositive power over 9,434 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth information regarding beneficial ownership of our common stock by (1) each of our directors and nominees for director, (2) the nine executive officers named in the Summary Compensation Table of this proxy statement, (3) Robert B. Dimond, who became Chief Financial Officer on January 2, 2007, and (4) all of our directors and executive officers as a group. Information is presented as of March 23, 2007 except where otherwise noted.

For purposes of this table, the number of shares of common stock beneficially owned by each person includes (a) shares of common stock owned directly or indirectly, (b) shares of common stock subject to options held by the person that are currently exercisable or will become exercisable within 60 days from March 23, 2007, and (c) shares of common stock that the person would have the right to acquire upon settlement of share units if the person’s service as a director or executive officer were to end within 60 days from March 23, 2007.

We have also included in the table the target number of performance units awarded to executive officers under the Long-Term Incentive Program (described under “Elements of Executive Compensation — Long term Incentives”) and performance units designated as restricted stock units awarded to executive officers (described under “Elements of Executive Compensation — Restricted Stock Units”). Although the shares for which these units may be settled are not considered beneficially owned by the respective individuals, the units are presented here as additional information because they represent an economic interest of the individuals in the Company’s common stock.

Except as indicated in the footnotes to this table, the persons in the following table have sole voting and investment power with respect to all shares listed as beneficially owned by them.

	Total Beneficially	Performance	Total Stock	Percent
Name of Beneficial Owner	Owned(1)	Units(2)	Interest(3)	of Class

Robert L. Bagby(4)	9,969	—	9,969	0.07%
Director
Carole F. Bitter(5)	49,899	—	49,899	0.37%
Director
Alec C. Covington(6)	—	302,821	302,821	0.00%
President and Chief Executive Officer
Jerry L. Ford(7)	32,343	—	32,343	0.24%
Director
Mickey P. Foret(8)	2,851	—	2,851	0.02%
Director
Allister P. Graham(9)	83,016	—	83,016	0.62%
Director
John H. Grunewald(10)	37,344	—	37,344	0.28%
Director
Douglas A. Hacker(11)	5,351	—	5,351	0.04%
Director
William R. Voss(12)	39,418	—	39,418	0.29%
Director
William H. Weintraub(13)	13,528	—	13,528	0.10%
Director
Robert B. Dimond(14)	—	83,185	83,185	0.00%
Chief Financial Officer
Jeffrey E. Poore(15)	7,453	53,814	61,267	0.06%
Executive Vice President, Supply Chain Management
Ron Marshall(16)	68,200	—	68,200	0.51%
Former Chief Executive Officer
LeAnne M. Stewart(17)	36,251	—	36,521	0.27%
Chief Financial Officer (during 2006)
Calvin S. Sihilling,(18)	—	55,170	55,170	0.00%
EVP, CIO.
Kathleen M. Mahoney(19)	9,000	48,541	57,541	0.07%
SVP, GC & Secretary
Bruce Cross(20)	23,866	—	—	0.18%
Former EVP, Merchandising
Joseph Eulberg,	—	—	—	0.00%
Former SVP, HR
All Directors and Executive Officers as a Group (20 persons)(21)	418,728	622,547	1,041,275	3.07%

(1)	For directors, the number shown represents common shares beneficially owned and both share units and restricted stock (performance) units that are payable in shares of Nash Finch common stock following termination of service on the Board under the 1997 Non-Employee Director Stock Compensation Plan, the Director Deferred Compensation Plan and the 2000 Stock Incentive Plan.

(2)	Includes both the target number of performance units awarded under the Company’s Long-Term Incentive Program and 2000 Stock Incentive Plan and performance units designated as restricted stock units. The units awarded under the Company’s Long-Term Incentive Program and 2000 Stock Incentive Plan will vest and be settled (in shares of the Company’s common stock, in cash in an amount equal to the market value of such shares, or in a combination of cash and shares) if and to the degree the Company achieves specified performance goals over a three-year performance period. Actual payouts could range from 0 to 200% of the target amount. The performance units designated as restricted stock units either vest annually on the anniversary date of the award or at the end of 5 years.

(3)	Equals the sum of the total number of shares beneficially owned and the performance units described in note (2).

(4)	Beneficially owned shares of Mr. Bagby include 8,000 shares of common stock and 1,969 share units.

(5)	Beneficially owned shares of Dr. Bitter include 7,000 shares of common stock, which includes 1,000 shares held by an employee benefits plan trust of which Dr. Bitter is the trustee, 10,000 shares of exercisable stock options and 32,899 share units.

(6)	Performance units for Mr. Covington include 95,093 units awarded under the Company’s Long-Term Incentive Plan, 55,228 restricted stock units granted on May 1, 2006 in which one-third of these restricted stock units will vest on each of first three anniversaries of the grant date, assuming continued employment with the Company and 152,500 restricted stock units granted on February 27, 2007 in which two-fifth’s will vest on May 1, 2008, and 30,500 will vest on May 1, 2009, May 1, 2010 and May 1, 2011, assuming continued employment with the Company.

(7)	Beneficially owned shares of Mr. Ford include 14,000 shares of common stock, which includes 1,000 shares owned by Mr. Ford’s wife, 5,000 shares of exercisable stock options and 13,343 share units.

(8)	Beneficially owned shares of Mr. Foret include 2,851 share units.

(9)	Beneficially owned shares of Mr. Graham include 20,000 shares of common stock and 63,016 share units.

(10)	Beneficially owned shares of Mr. Grunewald include 10,000 shares of common stock, which includes 500 shares held by a trust for which Mr. Grunewald’s wife serves as a trustee, 5,000 shares of exercisable stock options and 22,344 share units.

(11)	Beneficially owned shares of Mr. Hacker include 2,500 shares of common stock and 2,851 share units.

(12)	Beneficially owned shares of Mr. Voss include 9,543 shares of common stock, 5,000 shares of exercisable stock options and 24,875 share units.

(13)	Beneficially owned shares of Mr. Weintraub include 1,500 shares of common stock, 5,000 shares of exercisable stock options and 7,028 share units.

(14)	Performance units for Mr. Dimond include 8,185 units awarded under the Company’s Long-Term Incentive plan, 37,500 restricted stock units granted on January 2, 2007 in which one-third of these restricted stock units will vest on each of first three anniversaries of the grant date, assuming continued employment with the Company and 37,500 restricted stock units granted on January 2, 2007 that will vest on the fifth anniversary of the grant, assuming continued employment with the Company.

(15)	Beneficially owned shares of Mr. Poore include 2,953 shares of common stock and 4,500 shares of exercisable stock options. Performance units include 20,834 units awarded under the Company’s Long-Term Incentive plan and 32,980 restricted stock units granted on August 7, 2006 that will vest on the fifth anniversary of the grant, assuming continued employment with the Company.

(16)	Amounts shown for Mr. Marshall reflect his holdings as of March, 2, 2006, the date his employment with the Company ended. The number of beneficially owned shares held include 2,852 shares owned beneficially by Mr. Marshall’s wife.

(17)	Beneficially owned shares of Ms. Stewart include 14,751 shares of common stock and 21,500 shares of exercisable stock options.

(18)	Performance units for Mr. Sihilling include 17,117 units awarded under the Company’s Long-Term Incentive plan and 38,053 restricted stock units granted on August 7, 2006 that will vest on the fifth anniversary of the grant, assuming continued employment with the Company.

(19)	Beneficially owned shares of Ms. Mahoney include 9,000 shares of exercisable stock options. Performance units include 15,561 units awarded under the Company’s Long-Term Incentive plan and 32,980 restricted stock units granted on August 7, 2006 that will vest on the fifth anniversary of the grant, assuming continued employment with the Company.

(20)	Amounts shown for Mr. Cross reflect his holdings as of July 31, 2006, the date his employment with the Company ended.

(21)	Common shares held include 8,252 shares as to which voting and investment power are shared or may be deemed to be shared.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” appearing below with Company management and based on such review and discussion, the Committee has recommended to the Board that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for 2006.

Compensation Committee

Mickey Foret, Chairman
Robert Bagby
Carole Bitter
Douglas Hacker
William Weintraub

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors, referred to in this discussion as the Committee, is responsible for developing and implementing our executive compensation policies and programs, and determining compensation for our officers. All Committee members are directors who are neither officers nor employees of Nash Finch and who have been determined by the Board to be “independent” under applicable NASDAQ rules. The Committee has the authority to directly engage, and has engaged, Pearl Meyer & Partners as its independent compensation consultant, as well as other advisers and experts, to provide advice and assistance in structuring and implementing our executive compensation program. A discussion of the composition and procedures of the Committee is set out above in “Compensation Committee Procedures.” The following discussion and analysis, which has been reviewed and approved by the Committee, analyzes the objectives and results for 2006 of our officer compensation policies and procedures.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during fiscal 2006, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee’s philosophy is to provide a compensation program that attracts and retains talented executives and motivates them to achieve our strategic business objectives of profitable growth and maximization of stockholder value, and that strongly links compensation to performance. The key objectives supporting this philosophy are the following:

•	Place High Portion of Pay at Risk — Executive compensation should be strongly linked to measured performance with a substantial portion of pay at risk. Salaries and other types of “fixed” compensation that do not vary with performance should be de-emphasized. By placing a substantial portion of total compensation at risk, we provide the opportunity for both higher than market average compensation over periods of sustained excellent financial performance and lower than market average compensation in times of poor financial performance.

•	Emphasize Stockholder Value — As an incentive to create value for stockholders, a substantial portion of executive compensation should be tied to the value of our common stock and those financial measures that correlate closely with total shareholder return.

•	Align Executive and Stockholder Interests — In addition to at-risk pay and emphasis of stock-based compensation, stock ownership guidelines have been established for senior executives.

•	Pay Competitively for Results — We intend to provide executives with compensation opportunities competitive with those in companies, comparable in size and scope, with which we compete for people and customers, while supporting a high-performance culture by tying a substantial portion of compensation to results.

Executive Compensation Review.  Consistent with these objectives, and with the assistance of Pearl Meyer & Partners, the Committee approved in February 2005 the framework for a revised direct compensation program for executives that included the following elements:

•	A total direct compensation mix for our executive officers of approximately 40% base salary, 20% annual (short-term) bonus, and 40% long-term incentive compensation, with a smaller allocation to the long-term component for executives with lower levels of responsibility. This compensation mix reflected a shift in the orientation of executive compensation toward long-term elements, consistent with a shift in our strategy and direction toward a growth orientation, and with competitive practice as reported by Pearl Meyer & Partners.

•	Market-oriented competitive objectives for each element of compensation, with base salary, total cash compensation (salary plus short-term bonus) and long-term incentives each at target performance levels approximating the 50th percentile of the core peer group utilized by Pearl Meyer & Partners.

•	Performance units rather than stock options as the long-term incentive vehicle for our officers, with vesting and settlement of these units dependent upon our compound annual growth rate over a three-year performance period in return on net assets and earnings before interest, taxes, depreciation and amortization (defined the same way we define it in our bank credit agreement, which is an adjusted measure of EBITDA referred to as “Consolidated EBITDA”) relative to measurement group companies. These units may be settled in shares of our common stock, cash or a combination of the two at the election of the participant.

Implementing this revised compensation framework during 2005 generally entailed a 50% decrease in targeted annual (short-term) bonus amounts for executive officers, with a commensurate increase in targeted long-term incentive compensation. By shifting the compensation mix toward long-term incentives, the Committee sought to focus individuals with the greatest level and amount of responsibility on achieving sustained high level financial and operational performance. At the same time, utilizing performance units whose value is a function of relative growth in Consolidated EBITDA and in return on net assets as the long-term incentive vehicle aligns management incentives with measures that emphasize increased earnings and cash flow, operating efficiency and effective asset and capital utilization, and which correlate strongly to total shareholder return among measurement group companies. Denominating performance units in shares of our common stock further aligns management and shareholder interests, with the variance in share price over the performance period reflected in the payout.

In formulating the elements of this program, the Committee utilized a core peer group of companies recommended by Pearl Meyer & Partners and considered similar to Nash Finch in terms of industry and revenue size and with whom we could be expected to compete for executive talent. The companies that comprised this core peer group were the following: 7-Eleven, Inc.; Bell Microproducts, Inc.; D&K Healthcare Resources, Inc.; Dollar General Corporation; Marsh Supermarkets, Inc.; Owens & Minor, Inc.; Pathmark Stores, Inc.; Performance Food Group Company; Smart & Final, Inc.; Spartan Stores, Inc.; United Natural Foods, Inc.; United Stationers, Inc.; Weis Markets, Inc.; Wesco International, Inc.; and Whole Foods Market, Inc.

The Committee periodically reviews the effectiveness and competitiveness of its executive compensation structure, often with the assistance of Pearl Meyer & Partners. Such a review was conducted mid-year in 2006, in conjunction with the naming of a new senior management team subsequent to Mr. Covington’s appointment as CEO. Following its review of our turn-over of executives and compensation comparisons for Nash Finch relative to a peer group comprised of 26 Companies similar to Nash Finch, the Committee determined that the total direct compensation mix for the named executive officers should be reset. The revised compensation program for executive officers includes the following changes to the 2005 program described above:

•	A total direct compensation mix for our officers of approximately 46% base salary, 25% annual (short-term) bonus, and 29% long-term incentive compensation, with a smaller allocation to the long-term component for executives with lower levels of responsibility. The Committee determined that the mix previously used was negatively affecting our ability to recruit and retain senior talent at all levels. The remix of compensation was intended to continue the orientation of executive compensation toward long-term elements, while acknowledging the need to properly incent executives on a short term basis. The remix is consistent with competitive practice as reported by Pearl Meyer & Partners.

•	The Committee also changed the performance metric for the vesting and settlement of performance units delivered under our long-term incentive vehicle, substituting return on net assets, or RONA, for compound annual growth rate in RONA. In addition, the Committee clarified the definition of “net assets” to make clear that it includes intangible assets. Net Assets is defined in the amended Plan as “all assets (including intangible assets) minus current liabilities, excluding current maturities of long term debt and capitalized lease obligations.” Both changes were made following consultation with Pearl Meyer & Partners and for the purpose of better aligning the long-term incentive vehicle to shareholder interests.

Elements of Executive Compensation

The following provides an analysis of each element of compensation for 2006, what it is designed to reward and why the Committee chose to include it as an element of our executive compensation.

Salaries

Salaries for the named executive officers are based on level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. The Committee establishes named executive officers’ base salaries at levels that are commensurate with the median of base salaries of executives of companies it considers comparable to us. The Committee, taking into account the performance assessment of the CEO by the Corporate Governance Committee, recommends the salary for the CEO to the Board of Directors. The Committee approves the salaries for the named executive officers based on a review and evaluation of each such officer’s performance as well as the CEO’s recommendations. Although salaries are reviewed annually, a longer salary adjustment cycle may be used in an effort to reinforce our philosophy of emphasizing at-risk compensation.

Annual Bonuses

For fiscal 2006, annual bonuses for the named executive officers other than the CEO were based 80% upon performance against objectively measurable, predetermined financial and operational goals approved by the Committee in February 2006, and 20% on an individual officer’s personal performance. The financial goals that were used involved our net earnings and, in appropriate cases, operating unit profitability, while the operational goals consisted of an independent assessment of retail store performance, and assessments of fill rate, on-time deliveries and selector accuracy for the food distribution segment. Executive officers were assigned a maximum bonus opportunity ranging from 50% to 60% of base salary. Bonus amounts typically are calculated by multiplying an individual’s base salary by his or her maximum bonus percentage and by the sum of the payout factors applicable to each financial, operational and personal performance goal.

The Committee retains discretion under the annual bonus program for named executive officers to (i) provide for downward adjustments in bonus payouts by adjusting the payout factor percentages, and (ii) equitably adjust financial performance factors such as net earnings to reflect the impact of events such as reorganizations, recapitalizations, significant acquisitions or divestitures, and changes in accounting policies (but only to the degree permitted by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m) of the Internal Revenue Code”) for the CEO for whom annual bonus compensation is to be considered “performance based” for purposes of Section 162(m) of the Internal Revenue Code). For fiscal 2006, the operational goals involving distribution segment and retail store performance were met, neither the operating unit profitability goals nor the financial goal involving Company net earnings were met, and individual performance goals were met to varying degrees.

With the exception of Ms. Stewart, each of the named executive officers considered for 2006 bonuses had a portion of his or her 2006 annual bonus guaranteed. Specifically, Mr. Covington was offered and accepted his position as CEO with a guarantee that his 2006 annual bonus would be paid at 100% of bonus target, less any payments he received from his previous employer as annual bonus compensation; Messrs. Sihilling and Poore were offered and accepted their positions with a guarantee that their 2006 annual bonus would be guaranteed at 50% of bonus target.

In 2005, the Committee guaranteed an annual bonus for 2006 at 50% of base pay for Ms. Mahoney. The Committee approved bonus payments to executive officers, including those named in the named executive officers, ranging from 50% to 100% of base salary.

Performance against the predetermined financial and operational goals was measured after the completion of the audit of our financial statements for fiscal 2006. Bonuses earned for 2006 are to be paid in cash, subject to the ability of participants to elect to receive up to 100% of their bonus in shares of common stock in lieu of cash. To further encourage bonus plan participants to increase their ownership interest in our common stock, participants who elect to receive all or part of their bonus in shares of common stock receive additional shares of restricted stock equal to 15% of the shares paid in lieu of cash. All such restricted stock will vest after two years of continued employment, if the executive has retained beneficial ownership of the unrestricted shares. All bonus and restricted shares are issued under the 2000 Stock Incentive Plan.

The Committee modified two of the metrics to be used in determining bonuses for executives for fiscal 2007. With respect to the financial goals, the Committee determined that attainment of the financial goals would be measured in terms of EBITDA rather than Earnings Per Share. With respect to the operational goals, the Committee determined that a customer satisfaction survey would be used instead of selector accuracy. Both changes were made with the goal of more closely tying the bonus targets to shareholder value.

Long-Term Incentives

The Committee determined that long-term incentive awards made during 2006 would be limited to our officers, including the named executive officers, and would consist solely of performance units. Limiting eligibility to a smaller group of individuals than had previously received annual stock option awards was considered consistent with an emphasis on targeting key individuals who are in a position to significantly affect our performance and minimizes stockholder dilution. The performance units granted vest after a three year performance period, with a payout that can vary between 0% and 200% of an executive’s target payout.

With the assistance of a compensation consultant, the Committee amended the Long-Term Incentive Program (the “Plan”) to revise a performance metric from compound annual growth rate of RONA to RONA. In addition, the Committee clarified the definition of “net assets” to make clear that it includes intangible assets. Net Assets is defined in the amended Plan as “all assets (including intangible assets) minus current liabilities, excluding current maturities of long term debt and capitalized lease obligations.” Both changes were designed to better align the measurement with the goal of driving stockholder value.

The size of performance units awards made to the named executive officers was based on position level, and consistent with competitive practices for long-term incentives and overall direct compensation as reported by Pearl Meyer & Partners. Long-term incentive awards are designed to align the interests of the executives with our longer-term objectives and to reward them in relation to the achievement of these objectives.

Potential Forfeiture of Annual Bonus or Long-Term Incentives

The agreements under which annual bonus and performance unit awards are made provide that if the CEO and CFO do not receive, or are required to reimburse us for, an annual bonus or performance unit payout in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, then all of our officers will similarly be denied or obligated to repay any bonus or performance unit payout for such period. Section 304 would be triggered by an accounting restatement resulting from material non-compliance as a result of misconduct with financial reporting requirements under securities laws.

Restricted Stock Units

Recognizing that retention of key employees is critical to our efforts to navigate through a leadership transition and to develop and implement a new strategic plan, we awarded time vesting performance units denominated as restricted stock units to the named executive officers of varying amounts, ranging from 32,500 to 37,500 RSUs. The Committee believes that the restricted stock units provide incentives necessary to retain executive officers and reward them for short-term company performance while creating long-term incentives to sustain the Company’s performance. The restricted stock units granted to Ms. Mahoney and Messrs. Poore and Sihilling vest five years after the date of the grant so long as s/he continues to be employed by the Company. The restricted stock units will immediately vest in full upon a change in control of us, or if his/her employment ends because of death or disability.

Other Aspects of Executive Officer Compensation

In addition to the salary, annual bonus and long-term incentive elements of the compensation program provided to the named executive officers, the named executive officers also participate in the Supplemental Executive Retirement Plan (described under “Supplemental Executive Retirement Plan”) and the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans (described under “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans”), as well as in the same employee benefit plans, and on the same basis, available to other full-time exempt employees. Cumulatively, these plans and arrangements are provided as important elements of what is intended to be a competitive overall compensation program. The Committee, with the assistance of Pearl Meyer & Partners, evaluates these plans and arrangements periodically to ensure conformity with our compensation philosophy and objectives.

In providing what is considered a competitive overall compensation program, the Committee believes that it is not necessary or appropriate to supplement that program with perquisites or personal benefits, with two exceptions. We provide executive officers with the opportunity to participate at our expense in specified executive health screening programs, and to have spouses or partners accompany them to designated Company or industry functions. No other perquisites or personal benefits are provided to executive officers, and the incremental cost to us of providing these two items did not exceed $10,000 for any executive officer during 2006.

Retention Agreements

During 2006, the Committee supplemented the overall compensation program by approving executive retention agreements for certain of the named executive officers. As described more fully under (“Executive Retention Agreements”), each agreement provides that if an officer’s employment is terminated by us for any reason other than death, disability, retirement or cause during a defined transition period related to the resignation of Ron Marshall as our CEO, or if the officer terminates his or her employment with us for “good reason” (generally, a reduction in compensation or benefits or a demotion) within that same transition period, then the officer is entitled to continued compensation and participation in benefit plans for either a 12 or 24 month period. The Committee determined that Mr. Marshall’s decision to resign as CEO and a director could lead to the departure or distraction of other members of our senior management, and that it would be advisable to enter into these agreements as a means of minimizing these risks and ensuring appropriate continuity of leadership.

Chief Executive Officer Compensation

Compensation for Current Chief Executive Officer.  In April 2006, the Compensation Committee approved the compensation arrangements for Alec C. Covington, President and CEO. Mr. Covington assumed the position of CEO effective May 1, 2006. For fiscal 2006, the amount of Mr. Covington’s annual base salary and bonus were each $850,000. The amount of the annual bonus actually paid to Mr. Covington in future years will depend upon our performance against objective criteria approved by the Compensation Committee, and may range from 0% to 100% of his annual base salary.

In connection with the hiring of Mr. Covington, we granted him 54,000 performance units denominated as restricted stock units under our 2000 Stock Incentive Plan. One-third of these restricted stock units will vest on each of the first three anniversaries of the grant date, assuming continued employment with Nash Finch. The restricted stock units will immediately vest in full upon a change in control of us, or if Mr. Covington’s employment ends because of disability, death, termination by us without cause, or termination by Mr. Covington for “good reason” (generally because of a demotion, required relocation, or failure by us or a successor to comply with the terms of the offer letter entered into between Mr. Covington and us).

In addition, we granted Mr. Covington 100,000 performance units which were originally scheduled to vest and be delivered in 20% increments over five years based on achievement of performance criteria related to consolidated EBITDA, as that term is described in our senior credit facility. In order to defray taxes in connection with the settlement of these performance units, Mr. Covington was to receive a cash payment equal to 48% of the fair market value of the shares received in any settlement of performance units.

When Mr. Covington initially agreed to become our President and CEO, such restricted stock units were to have vested in 20% increments over five years beginning in 2007, subject to his continued employment with no performance criteria involved. However, in order to assist us with making such restricted stock units deductible under Section 162(m) of the Internal Revenue Code, Mr. Covington agreed to add the performance criteria for vesting. Accordingly, the performance targets that were agreed to by Mr. Covington and the Company were designed such that they would comply with the requirements for deductibility under Section 162(m) of the Internal Revenue Code, but would also be reasonably achievable in order to allow Mr. Covington to vest if he remained employed by us.

In February 2007, the Company cancelled the grant described immediately above, and replaced it with another grant designed to deliver the compensation originally promised to Mr. Covington, while at the same time increasing Mr. Covington’s equity interest in us, thereby tying his compensation more closely to stockholder value. The new grant provides that none of the vested shares will be delivered to Mr. Covington until six months after his employment with us ceases. In addition, the new grant does not include a cash “tax gross-up” component, but instead delivers additional RSUs of approximately equal value to the cash “tax gross-up.”

The terms of the new grant strengthen Mr. Covington’s focus on our long-term profitability, as well as increasing our share price over the long-term, as the value he will ultimately realize upon delivery of the shares will depend upon the share price at the time of delivery. The redesign of Mr. Covington’s restricted stock units thus accomplishes our compensation objectives of emphasizing stockholder value and aligning Mr. Covington’s interests with those of stockholders.

The new grant has the following features:

•	The tax gross-up payment was eliminated in favor of granting Mr. Covington additional restricted stock units with an approximate value equal to the tax gross-up payment for a total grant of 152,500 RSUs

•	The RSUs vest over time, assuming Mr. Covington’s continued employment with us, based on the following vesting schedule:

•	61,000 shares will vest on May 1, 2008

•	30,500 shares will vest on May 1, 2009

•	30,500 shares will vest on May 1, 2010

•	30,500 shares will vest on May 1, 2011

•	No RSU’s will be delivered to Mr. Covington until six months after his employment with us ceases; and

•	The RSUs will immediately vest in full upon change in control of us, or if Mr. Covington’s employment ends because of disability, death, termination by us without cause, or termination by Mr. Covington for “good reason.”

Also in February 2007, the Compensation Committee accelerated the vesting of Mr. Covington’s interest in his Supplemental Executive Retirement Plan account so that he now holds a fully vested, non forfeitable interest in that account.

Mr. Covington was awarded 49,622 performance units under the Nash Finch Long-Term Incentive Program for the three-year performance period covering fiscal years 2006-2008. He received a grant of 45,471 performance units for the three-year performance period covering fiscal years 2007-2009.

Compensation for Interim Chief Executive Officer.  In February 2006, the Compensation Committee approved the compensation arrangements for Allister P. Graham, then the Board Chairman, during the period that he additionally served as the interim CEO of Nash Finch. During that period, Mr. Graham continued to receive the compensation that was provided to the non-employee Board Chairman as described above, and additionally received weekly payments of $17,308, which correspond to an annual compensation rate of $900,000. During this period, Mr. Graham did not participate in any other executive compensation or benefit programs provided by us, but was provided the opportunity to defer receipt of this additional compensation under the applicable Nash Finch deferred compensation plan.

Compensation for Former Chief Executive Officer.  Ron Marshall served as our CEO from January 1, 2006 to March 2, 2006. During that time, Mr. Marshall received the pro rated amount of his annual base salary of $675,000.

New Chief Financial Officer

On December 21, 2006, we announced the appointment of Robert B. Dimond as our Executive Vice President, Chief Financial Officer and Treasurer effective January 2, 2007. Because Mr. Dimond’s tenure as an executive officer commenced with our fiscal 2007 year, his compensation is not included in the Summary Compensation Table and related supplemental tables that follow this discussion.

In connection with Mr. Dimond’s employment, the Committee approved a compensation arrangement consistent with that provided to other named executive officers and comprised of the following elements:

Annual salary: $375,000
2007 annual bonus target amount: 60% of his annual salary
Signing bonus: $187,500
Restricted stock units: 75,000
LTIP program award: at a level equal to 60% of his annual salary

Stock Ownership Guidelines

The Committee has approved stock ownership guidelines applicable to Nash Finch officers, including the named executive officers. These guidelines provide that an officer is expected to make regular, good faith efforts to achieve a specified ownership target within five years of joining Nash Finch or becoming subject to the guidelines (by receiving a promotion into the covered group), whichever is later. The ownership target for the CEO is five times base salary, for executive and senior vice presidents three times base salary, and for other vice presidents one time base salary. For these purposes, an individual’s ownership position includes both common shares and derivative securities exercisable or convertible into common shares (including stock options and performance units), and includes all such securities beneficially owned by the individual. Shares are valued for these purposes based on a rolling three-month average weekly closing price for Nash Finch common stock on the NASDAQ Global Select Market. A derivative security is valued at the “spread” between the aggregate value (determined as provided in the previous sentence) of all shares underlying the derivative security and the aggregate exercise price, if any, of that derivative security. The Committee periodically reviews current ownership levels relative to the guidelines, and may exclude an individual from participation in our long-term incentive program if satisfactory progress toward an ownership target is not being made.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally provides that Nash Finch may not deduct compensation in excess of $1 million paid in any taxable year to the CEO or the other executive officers named in the Summary Compensation Table, unless the compensation in excess of $1 million is “performance based.” Compensation that is deferred until retirement does not count toward the $1 million limit. The adoption of the Performance Incentive Plan in 2002 was intended to qualify as “performance based” annual bonuses for any of these individuals who might receive salary and an annual bonus in excess of $1 million in any taxable year. In addition, certain compensation under the 2000 Stock Incentive Plan, such as stock options and awards contingent upon the satisfaction of performance criteria, such as the performance unit awards made during 2005, can also qualify as “performance based.” The Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Internal Revenue Code since it wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of us and our stockholders.

Summary Compensation Table for the Fiscal Year Ended December 30, 2006

The table below presents the annual compensation for services in all capacities to the Company for the periods shown for the Company’s (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers of the Company on December 30, 2006 and (iv) two additional individuals for whom disclosures would have been provided under (iii) above but for the fact that the individual was not serving as an executive office on December 30, 2006. These officers are referred to as the “named executive officers.” All dollar amounts are in United States dollars.

									Change in
									Pension Value
									and
									Nonqualified
								Non-Equity	Deferred
				Stock		Option		Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards		Awards		Compensation	Earnings	Compensation		Total
Principal Position	Year	($)(1)	($)(2)	($)(3)		($)(4)		($)(5)	($)(6)	($)(7)		($)

Alec C. Covington	2006	554,171	80,000	283,621		—		850,000	—	176,747		1,944,539
Chief Executive Officer
Allister P. Graham	2006	414,258 (8)	—	45,000	(8)	—		—	—	40,177		499,435
Former Interim Chief Executive Officer (from March 3, 2006 to April 30, 2006)
Ron Marshall	2006	116,507	—	(722,777	)(9)	(42,147	)(10)	—	18,370	157,062		(472,985)
Former Chief Executive Officer (from January 1, 2006 to March 2, 2006)
LeAnne M. Stewart	2006	289,588	—	128,084		71,072		20,000	—	1,183,945	(11)	1,692,689
Chief Financial Officer (during 2006)
Jeffrey E. Poore	2006	282,527	70,000	81,082		41,859		97,500	6,270	119,933		699,171
Executive Vice President, Supply Chain Management
Kathleen M. Mahoney	2006	280,287	—	68,724		35,575		115,000	—	64,389		563,975
Senior Vice President, Secretary & General Counsel
Calvin S. Sihilling	2006	143,832	75,000	63,000		—		112,500	—	59,661		453,993
Executive Vice President, Chief Information Officer
Bruce A. Cross	2006	216,350	—	(67,425	)(12)	(4,287	)(13)	—	11,838	1,998,152	(14)	2,154,628
Former Executive Vice President Merchandising (from January 1, 2006 to July 31, 2006
Joseph R. Eulberg	2006	195,137	—	(57,257	)(15)	(26,124	)(16)	—	1,817	718,247	(17)	831,820
Former Senior Vice President Human Resources (from January 1, 2006 to August 11, 2006)

(1)	Highly compensated employees are permitted to defer the receipt of cash compensation pursuant to the Deferred Compensation Plan as described under “— Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.” Following is the portion of salary deferred by the named executives:

Ron Marshall	$1,295
Jeffrey E. Poore	27,467
Bruce A. Cross	57,390
Joseph R. Eulberg	17,141

(2)	The amounts reported in the bonus columns reflect sign-on and relocation bonuses.

(3)	The value for stock awards reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123(R) of restricted stock units issued under the Company’s 2000 Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 30, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(4)	The value for stock options reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123(R) pursuant to options issued under the Company’s 2000 Stock Incentive Plan. The Company has not issued any new options in 2006 and these amounts are from awards prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 30, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(5)	Non-Equity Incentive Plan Compensation reflects cash awards earned during the year but payable in the following year under the Company’s bonus program as described under “Compensation Discussion and Analysis — Annual Bonuses.”

(6)	Reflects above market earnings on deferred compensation account balances.

(7)	For each named executive officer, excluding Mr. Graham, the amount shown for each year may include a Company contribution and an earnings credit on behalf of the officer to Nash Finch’s Supplemental Executive Retirement Plan (SERP), Company contributions to the Nash Finch Profit Sharing Plan (a 401(k) plan), life insurance premiums paid by the Company and for Messrs. Covington, Poore, and Sihilling, reimbursement of relocation costs by the Company including tax reimbursement payments related to relocation costs. Amounts for Ms. Stewart and Messrs. Cross and Eulberg include amounts to be paid out pursuant to retention agreements discussed under “— Executive Retention Agreements” and in footnotes 10, 13 and 16. Amounts for Mr. Marshall include tax gross-up payments in connection with the vesting of 10,000 shares of a 50,000 share restricted stock award made in 2002. On each vesting date, Mr. Marshall receives a cash payment in an amount equal to 40% of the fair market value of the shares that vest on that date. The components of the amount shown for each named executive officer are as follows (Profit Sharing Plan contribution amounts are estimated and subject to possible downward adjustment depending on the final results of discrimination testing involving the plan):

		Profit Sharing		Company			Subsidy
	Credit To	Plan		Paid Life	Tax	Retention	of Cobra
Name	SERP	Contribution	Relocation	Insurance	Gross-up	Agreements	Payments	Total

Alec C. Covington	$110,834	$6,600	$57,059	$2,254	$—	$—	$—	$176,747
Allister P. Graham	—	—	—	—	—	—	—	—
Ron Marshall	33,902	—	—	—	123,160	—	—	157,062
LeAnne M. Stewart	73,210	4,815	—	—	—	1,105,920	—	1,183,945
Jeffrey E. Poore	67,409	3,422	47,882	1,220	—	—	—	119,933
Kathleen M. Mahoney	58,826	4,815	—	748	—	—	—	64,389
Calving S. Sihilling	28,766	2,157	28,094	644	—	—	—	59,661
Bruce A. Cross	13,418	—	—	—	—	1,983,216	1,518	1,998,152
Joseph R. Eulberg	—	—	—	—	—	715,080	3,167	718,247

As a result of their employment with us ending, Messrs. Marshall and Cross forfeited 40% of their earnings credits for 2006 and 40% of the balance in their accounts and Mr. Eulberg forfeited 100% of his earnings and account balance.

Amounts for Mr. Graham reflect dividend equivalents on compensation earned as a non-employee board member that had been deferred into share accounts pursuant to the 1997 Non-Employee Director Stock Compensation Plan and the Director Deferred Compensation Plan as discussed under “— Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(8)	Mr. Graham served as Chairman of the Board until May 19, 2006 and served as Chairman Emeritus thereafter. From March 3, 2006 to April 30, 2006, Mr. Graham also served as the Company’s Interim Chief Executive Officer. The compensation included in the Summary of Compensation Table under the Salary column reflects compensation earned as the Interim Chief Executive Officer and as a non-employee member of the Board as follows:

Interim Chief Executive Officer	$179,508
Board member	234,750

$414,258

Mr. Graham deferred 100% of his compensation earned as a non-employee member of the board pursuant to the Director’s Deferred Compensation Plan into a share account in which amounts are converted to share units, each of which represents the right to receive one share of Nash-Finch Company stock.

The amount in the Stock Awards column reflects the dollar amount recognized for financial reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123(R) of restricted stock units issued immediately following the annual meeting of stockholder of Nash Finch. These awards are further described under “Elements of Director Compensation for 2006 — Restricted Stock Units.” The number of restricted stock units awarded to each director is determined by dividing $45,000 by the fair market value (average of the high and the low price) of a share of Nash Finch.

(9)	During 2006, Mr. Marshall forfeited 10,000 shares of a 50,000 share restricted stock award made in 2002, 8,731 shares of a 2001 performance unit award granted to him under the 2000 Stock Incentive Plan in connection with the termination of the Nash Finch Executive Incentive Bonus and Deferred Compensation Plan in 2001 and 26,500 performance units granted on January 3, 2005 under the Long Term Incentive Plan. Pursuant to FAS 123(R), the Company reversed previously reported compensation expense of $233,080 related to the 10,000 shares of restricted stock, $265,105 related to the 8,731 shares of performance units and $244,763 related to the 26,500 shares of performance units granted under the Long Term Incentive Plan.

(10)	During 2006, Mr. Marshall forfeited 16,000 unvested stock options granted on May 12, 2003 under the 2000 Stock Incentive Plan. Pursuant to FAS 123(R), the Company reversed previously reported compensation expense of $46,507.

(11)	On July 31, 2006, the Company announced Ms. Stewart’s intention to resign from the Company. Pursuant to the Company’s Executive Retention Agreements (described under “— Executive Retention Agreements”), Ms. Stewart is entitled to a payout of $1,105,920. Ms. Stewart’s employment with the Company ended on January 26, 2007 and the amounts due under the Executive Retention Agreements will be paid out on a weekly basis over a 24 month period of time. Pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the Internal Revenue Code”), payments will be deferred for the first six months. Ms. Stewart is also entitled to continuation of all health and welfare benefits for the same 24 month period.

(12)	Mr. Cross’s employment with the Company ended effective July 31, 2006. Mr. Cross forfeited 7,300 performance units granted on January 3, 2005 and 13,894 performance units granted on January 2, 2006 under the Long Term Incentive Plan. Pursuant to FAS 123(R), the Company reversed previously reported compensation expense of $67,425.

(13)	Mr. Cross forfeited 1,000 unvested options granted on July 7, 2003 and 8,000 unvested options granted on July 12, 2004. Pursuant to FAS 123(R), the Company reversed previously reported compensation expense of $34,017.

(14)	Pursuant to the Company’s Executive Retention Agreements (described under “— Executive Retention Agreements”), Mr. Cross is entitled to a payout of $1,983,216 which will be paid out on a weekly basis over a 24 month period of time. Pursuant to Section 409A of the Internal Revenue Code, payments were deferred for the first six months. Mr. Cross is also entitled to continuation of all health and welfare benefits for the same 24 month period.

(15)	Mr. Eulberg’s employment with the Company ended effective August 11, 2006. Mr. Eulberg forfeited 6,000 performance units granted on January 3, 2005 and 8,932 performance units granted on January 2, 2006 under the Long Term Incentive Plan. Pursuant to FAS 123(R), the Company reversed previously reported compensation expense of $55,418. Mr. Eulberg also forfeited 43 shares of restricted stock granted to him on March 3, 2005 as part of the 2004 bonus program. Pursuant to FAS 123(R), the Company reversed previously reported compensation expense of $1,839.

(16)	Mr. Eulberg forfeited 10,000 unvested options granted on November 24, 2003. Pursuant to FAS 123(R), the Company reversed previously reported compensation expense of $43,820.

(17)	Mr. Eulberg’s employment with the Company ended effective August 11, 2006. Pursuant to the Company’s Executive Retention Agreements (described under “— Executive Retention Agreements”), Mr. Eulberg is entitled to a payout of $715,080 which will be paid out on a weekly basis over a 24 month period of time. Pursuant to Section 409A of the Internal Revenue Code, payments were deferred for the first six months. Mr. Eulberg is also entitled to continuation of all health and welfare benefits for the same 24 month period.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers with respect to the fiscal year ended December 30, 2006:

Grants of Plan-Based Awards for the Fiscal Year Ended December 30, 2006

												All Other
										All Other		Option
										Stock		Awards:
										Awards:		Number	Exercise
			Estimated Future Payouts			Estimated Future Payouts				Number		of Securities	or Base
			Under Non-Equity			Under Equity Incentive				of Shares		Under-	Price of	Grant Date Fair
			Incentive Plan Awards(1)			Plan Awards(2)				of Stock		lying	Option	Value of Stock and
			Threshold	Target	Maximum	Threshold	Target		Maximum	or Units		Options	Awards	Option Awards
Name	Grant Date		($)	($)	($)	(#)	(#)		(#)	(#)		(#)	($/Sh)	($)

Alec C. Covington	05/01/2006		—	—	—	—	—		—	54,000	(3)	—	—	1,264,140
	05/01/2006		—	—	—	—	100,000	(4)	—	—		—	—	2,341,000
	05/01/2006		—	—	—	24,811	49,622		99,244	—		—	—	1,250,000
	N/A	(5)	—	$850,000	$850,000	—	—		—	—		—	—	N/A
Allister P. Graham	05/16/2006		—	—	—	—	—		—	1,926	(6)	—	—	45,000
LeAnne M. Stewart	01/02/2006		—	—		4,466	8,932		17,864	—		—	—	225,000
	N/A		—	100,000	100,000	—	—		—	—		—	—	N/A
Jeffrey E. Poore	01/02/2006	(7)	—	—	—	4,466	8,932		17,864	—		—	—	225,000
	07/31/2006		—	—	—	3,871	7,741		15,482					195,000
	08/07/2006		—	—	—	—	—		—	32,500	(8)	—	—	709,800
	N/A	(9)	—	195,000	195,000	—	—		—	—		—	—	N/A
Kathleen M. Mahoney	01/02/2006	(7)	—	—	—	1,985	3,970		7,940	—		—	—	100,000
	07/31/2006		—	—	—	3,225	6,450		12,900					162,500
	08/07/2006		—	—	—	—	—		—	32,500	(8)	—	—	709,800
	N/A	(10)	—	115,000	115,000	—	—		—	—		—	—	N/A
Calvin S. Sihilling	08/07/2006		—	—	—	4,466	8,932		17,864	—		—	—	225,000
	08/07/2006		—	—	—	—	—		—	37,500	(8)	—	—	819,000
	N/A	(11)	—	225,000	225,000	—	—		—	—		—	—	N/A
Bruce A. Cross	01/02/2006		—	—	—	6,947	13,894		27,788	—		—	—	350,000
	N/A	(12)	—	157,500	157,500	—	—		—	—		—	—	N/A
Joseph R. Eulberg	01/02/2006		—	—	—	4,466	8,932		17,864	—		—	—	225,000
	N/A	(13)	—	110,000	110,000	—	—		—	—		—	—	N/A

(1)	Reflects the maximum amounts payable under the Company’s bonus program as described under “Compensation Discussion and Analysis — Annual Bonuses.” Based on the Company’s performance against the targets for the bonus plan, the payout of bonuses could range between 0 — 100%.

(2)	With the exception of the 100,000 shares issued to Mr. Covington, the amounts reflect performance units granted under the 2000 Stock Incentive Plan pursuant to the Company’s Long Term Incentive Plan as described under “Compensation Discussion and Analysis — Long-Term Incentives.” There will be no payout unless the Company achieves at least third decile performance against the peer group companies on both applicable performance measures. The units will vest at the end of a three year performance period and the payout, if any, will be determined by comparing our growth in EBITDA (defined the same way we define it in our bank credit agreement, which is an adjusted measure of EBITDA referred to as “Consolidated EBITDA”) and weighted average return on net assets (net income divided by total assets minus current liabilities, excluding current maturities of long term debt and capitalized leases) for the three year performance period to the same measures over the performance period to that of the other companies in our peer group. The performance units will pay out in shares of Nash Finch common stock or cash, or a combination of both, at the election of the participant. Depending on our ranking among the companies in our peer group, a participant could receive a number of shares (or the cash value thereof) ranging from 0% to 200% of the number of performance units granted. A pro-rated benefit is payable if a participant’s employment terminates during a performance period due to death or disability, or if a participant retires.

(3)	In connection with his employment with the Company, Mr. Covington was granted 54,000 performance units denominated as restricted stock units under the Company’s 2000 Stock Incentive Plan. If the payment date for a dividend declared by the Board of Directors occurs before the vesting of the restricted stock units, an additional amount of restricted stock units will be granted. The number of additional restricted stock units granted is determined by the following formula: [dividend value per share X number of unvested restricted stock units]/fair market value of the Company’s stock on the dividend payment date. One-third of these restricted stock units will vest on each of first three anniversaries of the grant date, assuming continued employment with the Company.

(4)	In connection with his employment with the Company, Mr. Covington was granted 100,000 performance units. If the payment date for a dividend declared by the Board of Directors occurs before the vesting of the restricted stock units, an additional amount of restricted stock units will be granted. The number of additional restricted stock units granted is determined by the following formula: [dividend value per share X number of unvested restricted stock units]/fair market value of the Company’s stock on the dividend payment date. These units will vest in 20% increments over five years based on achievement of performance criteria related to Consolidated EBITDA, as that term in defined in our bank credit agreement. On February 27, 2007, the Company canceled this award and replaced it with a new award of 152,500 performance units denominated as restricted stock units (described under “Chief Executive Officer Compensation”).

(5)	Mr. Covington’s bonus earned for fiscal year 2006 was guaranteed at a payout of $850,000.

(6)	The award for Mr. Graham relates to the annual grant of restricted stock units issued immediately to non-employee board members following the annual meeting of stockholder of Nash Finch. These awards are further described under “Elements of Director Compensation for 2006 — Restricted Stock Units.”

(7)	The awards granted under the Long Term Incentive Plan (discussed in footnote 2) to Ms. Mahoney and Mr. Poore on January 2, 2006 were canceled on July 31, 2006 and replaced with a new grant of awards under the Long Term Incentive Plan. The modification of the awards was made pursuant to new job responsibilities and to the modification of the Long Term Incentive Plan as discussed under “Compensation Discussion and Analysis — Long-Term Incentives.”

(8)	The awards for Ms. Mahoney and Messrs. Poore and Sihilling represent performance units denominated as restricted stock units granted under the Company’s 2000 Stock Incentive Plan. If the payment date for a dividend declared by the Board of Directors occurs before the vesting of the restricted stock units, an additional amount of restricted stock units will be granted. The number of additional restricted stock units granted is determined by the following formula: [dividend value per share X number of unvested restricted stock units]/fair market value of the Company’s stock on the dividend payment date. These restricted stock units vest on the 5th anniversary of the grant date, assuming continued employment with the Company.

(9)	Mr. Poore’s bonus earned for fiscal year 2006 was guaranteed at 50% of the maximum payout, or $97,500.

(10)	Ms. Mahoney’s bonus earned for fiscal year 2006 was guaranteed at a payout of $115,000.

(11)	Mr. Sihilling’s bonus earned for fiscal year 2006 was guaranteed at 50% of the maximum payout, or $112,500.

(12)	Mr. Cross’s employment with the Company ended effective July 31, 2006; therefore, this award was forfeited.

(13)	Mr. Eulberg’s employment with the Company ended effective August 11, 2006; therefore, this award was forfeited.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options, stock that has not vested and stock incentive plan awards for each of the named executive officers as of December 30, 2006:

Outstanding Equity Awards at December 30, 2006

						Stock Awards
											Equity
											Incentive
											Plan Awards:
	Option Awards								Equity		Market or
			Equity						Incentive		Payout
			Incentive						Plan Awards:		Value
			Plan						Number		of
			Awards:					Market	of		Unearned
	Number	Number	Number					Value of	Unearned		Shares,
	of	of	of			Number		Shares or	Shares,		Units or
	Securities	Securities	Securities			of Shares		Units of	Units or		Other
	Underlying	Underlying	Underlying			or Units		Stock	Other Rights		Rights
	Unexercised	Unexercised	Unexercised	Option		of Stock		That Have	That Have		That Have
	Options	Options	Unearned	Exercise	Option	That Have		Not	Not		Not
	(#)	(#)	Options	Price	Expiration	Not		Vested	Vested		Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	Vested		($)	(#)		($)

Alec C. Covington	—	—	—	—	—	55,228	(2)	1,507,724	102,277	(3)	2,792,162
	—	—	—	—	—	—		—	49,622	(5)	1,354,681
LeAnne M. Stewart(6)	7,500	—	—	31.60	07/07/2007	—		—	6,000	(5)	163,800
	2,000	500	—	17.35	07/06/2008	—		—	8,932	(4)	243,844
	3,000	2,000	—	24.55	07/11/2009	—		—	—		—
	9,000	6,000	—	30.46	10/14/2009	—		—	—		—
Jeffrey E. Poore	1,500	—	—	31.60	07/07/2007	32,980	(7)	900,354	6,000	(5)	163,800
	1,000	1,000	—	17.35	07/06/2008	27	(8)	737	7,741	(4)	211,329
	2,000	4,000	—	24.55	07/11/2009	—		—	—		—
Kathleen M. Mahoney	9,000	1,000	—	35.36	11/14/2009	32,980	(7)	900,354	3,200	(5)	87,360
	—	—	—	—	—				6,450	(4)	176,085
Calvin S. Sihilling	—	—	—	—	—	38,053	(7)	1,038,847	8,932	(4)	243,844

(1)	All options listed have a term of 5 years; and 1/5 will vest on the 6 month anniversary of the grant and 1/5 will vest on the 1st, 2nd, 3rd and 4th anniversary of the grant.

(2)	Awards were granted on May 1, 2006 and 1/3 will vest on the first three anniversaries of the grant date, assuming continued employment with the Company.

(3)	Awards were granted on May 1, 2006 and 1/5 will vest on the first five anniversaries of the grant date, assuming that the performance features are met. On February 27, 2007, the Company canceled this award and replaced it with a new award of 152,500 performance units denominated as restricted stock units (described under “Chief Executive Officer Compensation”).

(4)	Awards were granted under the LTIP Plan and will vest at the end of 2007. The amount that will vest is dependant on the Company’s performance against two key performance measures against our peer group.

(5)	Awards were granted under the LTIP Plan and will vest at the end of 2008. The amount that will vest is dependant on the Company’s performance against two key performance measures against the peer group.

(6)	Ms. Stewart’s employment with the Company ended on January 26, 2007. All unexercisable options were forfeited on her termination date. All vested options will remain exercisable for 3 months following her termination date. All equity incentive award were forfeited on her termination date.

(7)	Awards were granted on August 7, 2006 and 1/3 will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

(8)	Restricted stock issued as part of the 2005 bonus program. These shares vested on March 3, 2007.

Option Exercises and Stock Vested

Shown below is information with respect to (1) option exercises and (2) vesting of restricted share units and settlement of performance units for each of the named executive officers with respect to the fiscal year ended December 30, 2006:

Option Exercises and Stock Vested for the Fiscal Year Ended December 30, 2006

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Ron Marshall	—	—	18,731	574,370
Jeffrey E. Poore	—	—	70	2,157
Bruce A. Cross	—	—	7,748	172,652
Joseph R. Eulberg	15,000	30,300	23	709

Supplemental Executive Retirement Plan

The Nash Finch Supplemental Executive Retirement Plan (“SERP”) is an unfunded plan designed to provide retirement income to eligible participants to supplement amounts available from other sources. The Compensation Committee oversees the administration of the Plan, and approves the list of participants from among Nash Finch’s management and highly compensated employees. Currently, the executive officers and one non-executive officer of Nash Finch participate in the SERP.

Under the SERP, each participant who is actively employed by, or on an approved leave of absence from, Nash Finch or an affiliated entity on the last day of a calendar year will be credited with an amount equal to 20% of his or her base salary for that year. On the last day of each calendar quarter, each participant’s SERP account is credited with earnings on the average daily account balance during that quarter at a rate equal to the quarterly equivalent of the average annual corporate bond yield for each month during the quarter, as reported by Moody’s Investor’s Service, Inc.

An active participant becomes fully vested in his or her SERP account balance upon the earlier of completing 10 years of participation in the plan or reaching age 65. A participant also becomes fully vested upon death or disability during the term of his or her employment, or upon a change in control of Nash Finch. A participant is not vested during his or her first five years of participation in the SERP, but becomes 50% vested after five years’ participation, and the level of vesting increases by 10% per year thereafter. The Compensation Committee has the authority under the Plan to accelerate the vesting of a participant’s interest in his/her SERP account. The entire balance of a participant’s SERP account will be forfeited if the participant engages in competitive activity at any time while the participant is employed by Nash Finch or an affiliated entity or is receiving distributions under the SERP, or if the participant’s employment is terminated for dishonesty or criminal conduct. Distributions under the SERP begin the first month of the next calendar year following a participant’s termination of employment. Payments will be made in 120 monthly installments, determined in each case by dividing the participant’s vested account balance by the number of remaining payments due. Prior to commencement of a participant’s distributions, the Compensation Committee may elect to make the distribution in any alternative form, subject to certain conditions set forth in the SERP.

Company contributions and earnings credited to the SERP accounts of the executive officers named in the Summary Compensation Table are included in the “All Other Compensation” figures shown in that table.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Highly compensated employees of Nash Finch, including the executive officers, have been permitted to defer the receipt of their cash compensation for 2004 and previous calendar years pursuant to the Income Deferral Plan, and are permitted to defer the receipt of their cash and long-term incentive compensation for 2005 and subsequent calendar years pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. In connection with the adoption of this plan, the Board froze participation in the Income Deferral Plan as of December 31, 2004. The Deferred Compensation Plan permits each participant to annually defer a portion of his or her salary, annual bonus, commissions and/or long-term incentive plan payouts up to maximum percentages permitted by the Plan, and to have the amount deferred credited by book entry to a deferred compensation account. The Plan also provides that Company contribution credits will be made to a participant’s account under the Plan if and to the extent Company contributions to the participant’s account under the Company’s profit sharing/401(k) plan are reduced because of a reduction in the participant’s salary resulting from participation in the Plan. Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Plan Administrator. The balance in each deferred compensation account is adjusted daily to reflect the investment experience of the selected investment funds, as if amounts credited to the account had actually been invested in the investment funds. If a participant elects to defer the receipt of shares of Nash Finch common stock issuable under the Nash Finch 2000 Stock Incentive Plan, the deferred shares are credited as share units to a share sub-account under the Plan, distributions from which may be made only in shares of Nash Finch common stock issued under the 2000 Stock Incentive Plan. The balance in a participant’s deferred compensation account will be payable upon retirement, death, disability, termination of employment or, if a participant so elects, at a date certain in the future or upon a change in control of the Company. Distributions may generally be made in a lump sum or in up to 15 annual installments. Participants are always 100% vested in their account balances.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 30, 2006

The following table shows contributions, earnings and balances under our Deferred Compensation Plan.

		Executive	Registrant	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings	Withdrawals/		Aggregate Balance
		Last FY	Last FY	in Last FY	Distributions		at Last FYE
Name	Plan	($)(1)	($)(2)	($)(2)	($)		($)

	Deferred
Alec C. Covington	Compensation Plan	—	—	—	—		—
	SERP	—	110,834	—	—		110,834
	Deferred
Allister P. Graham	Compensation Plan	—	—	—	—		—
	SERP	—	—	—	—		—
	Deferred
Ron Marshall	Compensation Plan	1,295	—	29,732	903,580		—
	SERP	—	—	33,902	368,424	(3)	586,539
	Deferred
LeAnne M. Stewart	Compensation Plan	—	—	—	—		—
	SERP	—	57,918	15,922	—		331,640	(4)
	Deferred
Jeffrey E. Poore	Compensation Plan	33,447	—	11,169	—		112,045
	SERP	—	56,505	10,904	—		243,966
	Deferred
Kathleen M. Mahoney	Compensation Plan	—	—	—	—		—
	SERP	—	56,057	2,769	—		103,655
	Deferred
Calvin S. Sihilling	Compensation Plan	—	—	—	—		—
	SERP	—	28,766	—	—		28,766
	Deferred
Bruce A. Cross	Compensation Plan	63,837	—	20,954	88,390		141,244
	SERP	—	—	17,802	149,185	(3)	230,609
	Deferred
Joseph R. Eulberg	Compensation Plan	17,141	—	5,111	46,509		34,225
	SERP	—	—	3,389	115,222	(3)	—

(1)	Includes the following amounts for named executive officers which is reported for such named officer as salary in the Summary Compensation Table:

Ron Marshall	$1,295
Jeffrey E. Poore	27,467
Bruce A. Cross	57,390
Joseph R. Eulberg	17,141

(2)	Amounts for named executive officers are included for such named officer in All Other Compensation in the Summary Compensation Table

(3)	Amounts reported as withdrawals/distributions reflect the unvested portion of Messrs. Marshall, Cross and Eulberg’s balance in their SERP account that was forfeited upon their termination from the Company.

(4)	Ms. Stewart’s employment with the Company ended on January 26, 2007. Pursuant to the SERP plan, Ms. Stewart forfeited $99,492 of her balance in her account.

The table below shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2006.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return

American Funds Growth Fund of America R4	10.91%	Fidelity Freedom 2000	6.76%
Dodge & Cox Stock	18.53%	Fidelity Freedom 2010	9.46%
Spartan US Equity Index Fund	15.72%	Fidelity Freedom 2020	11.61%
Artisan Mid Cap Inv	9.65%	Fidelity Freedom 2030	12.90%
Hotchkis & Wiley Mid-Cap Value Fund 1	16.58%	Fidelity Freedom 2040	13.49%
Neuberger Berman Fasciano Inv	4.86%	Fidelity Freedom Income Fund	6.37%
Wells Fargo Small Co Value Admin	13.25%	Fidelity Managed Income Portfolio II	4.08%
Fidelity Diversified International	22.52%	PIMCO Total Return Inst	3.99%
Fidelity Balanced Fund	11.65%

Potential Payments Upon Termination or Change-In Control

The section below describes the amount of compensation that may be made to named executive officers of the Company in the event of termination of such executive’s employment or in connection with a change in control. The amount of compensation payable to each named executive officer upon voluntary termination, voluntary for-good-reason termination, retirement, involuntary not-for-cause termination, involuntary for-cause termination, disability or death of the executive, or in connection with a change in control is shown in the tables below. The amounts shown assume that such termination or change in control was effective as of December 30, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. For stock based awards, the fair market value of the Company’s stock on December 29, 2006 was used to determine compensation earned. The actual amounts to be paid out can only be determined at the time of such executive’s termination from the Company.

As described under “— Change in Control Arrangements,” on February 27, 2007 the Compensation Committee approved new change in control agreements and under “— Chief Executive Compensation,” the Compensation Committee canceled Alec Covington’s original award of 100,000 performance units and replaced it with a new award of 152,500 performance units designated as restricted stock units. Amounts reflected in the tables below are calculated using these new awards. The tables included a footnote disclosing the amount that would have been paid out under the old agreement.

LeAnne Stewart, resigned from the Company effective January 26, 2007; therefore, she is not included in the tables below. Upon termination, Ms. Stewart was entitled to a payout under the bonus plan of $20,000, payout of $1,105,920 under an Executive Retention Agreement and $232,148 under the Supplemental Executive Retirement Plan.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during the term of his or her employment. Such amounts include:

•	If he or she is employed on the last day of the year, non-equity incentive compensation under the bonus plan earned during the fiscal year. If termination is prior to the last day of the year, non-equity incentive compensation is forfeited;

•	Amounts contributed under the Deferred Compensation Plan; and

•	Amounts accrued and vested through the Company’s Supplemental Executive Retirement Plan and Deferred Compensation Plan. In connection with his or her initial commencement of participation in the Deferred Compensation Plan, the participant irrevocably elects the form and manner to receive the Termination Benefit as either a single lump sum payment or pursuant to the Annual Installment Method for up to five years. If they do not make any election in respect to the payment of the Termination Benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment. The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date. However, for the named executive officers, Section 409A of the Internal Revenue Code requires that payments are not to be made during the 6 month period following termination of employment.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified under “Payments Made Upon Termination” above:

•	All exercisable options and stock appreciation rights of the officer will remain exercisable for three years or until the end of their term, whichever is sooner;

•	He or she will continue to vest in performance units and stock bonuses in accordance with the schedule set forth in the agreements. Pursuant to the agreements in place for the named executive officers as of December 30, 2006, excluding Alec Covington’s, all unvested performance units designated as restricted stock units and stock bonuses would be forfeited. Alec Covington’s restricted stock units vest immediately upon retirement; and

•	He or she will be entitled to receive a settlement payment under the Long-Term Incentive Plan equal to the Settlement Share Amount that they would have received, multiplied by a fraction whose numerator is the full number of months employed during the Measurement Period and whose denominator is (36). Any such payment will be made at the time of settlement of the Performance Units at the end of Measurement Period. The Performance Units will be settled as soon as practicable after audited financial statements are available for the Company’s last fiscal year in the Measurement Period and information is publicly available with respect to the Performance Measures of the members of the Peer Group.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above:

•	All outstanding options and stock appreciation rights held by the named executive officer will become immediately exercisable for three years or until the end of the term of the award, whichever is sooner;

•	He or she will continue to vest in performance units designated as restricted stock units and stock bonuses;

•	He or she will immediately acquire a fully vested, nonforfeitable interest in his or her SERP account (The distribution will be made in the form of 120 monthly payments, which will begin during the first month of the Plan Year next following the Plan Year during which the individual’s employment was terminated.).

Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment; and

•	He or she will immediately fully vest in the Company contribution to his or her Deferred Compensation Plan account. In connection with his or her initial commencement of participation in the Deferred Compensation Plan, the participant shall irrevocably elect in the form and manner to receive the Disability Benefit in a single lump sum payment or pursuant to the Annual Installment Method for up to five years. If they do not make any election in respect to the payment of the Termination Benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment. The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date. Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment.

In the event of the death of a named executive officer, payments will be made under life insurance policies to his or her named beneficiary or estate. In the event of the death or disability of the CEO, in addition to the benefits listed above he will receive the termination year bonus (pro-rata share to date of termination due to disability).

Payments Made Upon Involuntary Not-For-Cause Termination

In the event of the involuntary not-for cause termination of a named executive officer, in addition to the items identified under “Payments Made Upon Termination” above:

•	All outstanding options or stock appreciation rights held by the officer will remain exercisable for a period of three months after termination or until the end of the term of the awards, whichever is sooner;

•	He or she will continue to vest in performance units (excluding performance units designated as restricted stock units, which are discussed below) and stock bonuses in accordance with the schedule set forth in the agreements; and

•	Outstanding performance units designated as restricted stock units will immediately vest on a pro rata basis (except awards to the CEO, which vest immediately in full) determined by multiplying the number outstanding by a fraction whose numerator is the number of whole months between grant date and the termination date and whose denominator is the number of months of the full award. As soon as administratively practicable following the vesting date, the Company will distribute the full settlement of all vested restricted stock units. Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment.

In the event of the involuntary not-for-cause termination of the CEO, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•	He will receive the bonus for the termination year;

•	An amount equal to two times the sum of the termination year salary and targeted bonus, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•	Continued participation for two years in benefit plans (including health, life, dental and disability) in which his dependents were entitled to participate prior to the termination.

In the event of the involuntary not-for cause termination of Messrs. Poore or Sihilling, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•	An amount equal to two times the sum of the termination year salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•	Continued participation for two years in benefit plans (including health, life, dental and disability) in which his dependents were entitled to participate prior to the termination.

In the event of the involuntary not-for cause termination of Ms. Mahoney, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•	An amount equal to one times the sum of the termination year salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•	Continued participation for one year in benefit plans (including health, life, dental and disability) in which her dependents were entitled to participate prior to the termination.

Mr. Poore and Ms. Mahoney are covered under the Executive Retention Agreements described below. In the event of a not-for-cause termination during the transition period as defined in the Executive Retention Agreements, Mr. Poore and Ms. Mahoney would receive a payout under that agreement in place of the termination payments described above.

Payments Made Upon a Change in Control

In the event of termination of a named executive officer due to a change in control, in addition to the items identified under “— Payments Made Upon Termination” and “— Payments Made Upon Involuntary Not-For-Cause Termination” above:

•	He or she will immediately acquire a fully vested, nonforfeitable interest in his or her SERP account (the distribution will be made in the form of 120 monthly payments, which will begin during the first month of the Plan Year next following the Plan Year during which the individual’s employment was terminated). Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment;

•	He or she will be entitled to receive a settlement amount under the Long-Term Incentive Plan for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have been commenced at the beginning of the 12th full fiscal quarter occurring prior to the change in control;

•	Outstanding performance units designated as restricted stock units will vest immediately in full; and

•	He or she will receive a payment under the change in control agreement as described above. This payment would be in place of payments under cash payments described in “— Payments Made Upon Involuntary Not-For-Cause Termination” above and any payments for Ms. Mahoney or Mr. Poore under the Executive Retention Agreements described in the following section.

Executive Retention Agreements

During 2006, the Committee supplemented the overall compensation program by approving executive retention agreements for certain of the named executive officers. Each agreement provides that if an officer’s employment is terminated by us for any reason other than death, disability, retirement or cause during a defined transition period related to the resignation of Ron Marshall as CEO of the Company, or if the officer terminates his or her employment with the Company for “good reason” (generally, a reduction in compensation or benefits or a demotion) within that same transition period, then the officer is entitled to continued compensation and participation in benefit plans for either a 12 or 24 month period. The Committee determined that Mr. Marshall’s decision to resign as CEO and a director of the Company could lead to the departure or distraction of other members of the Company’s senior management, and that it would be advisable to enter into these agreements as a means of minimizing these risks and ensuring appropriate continuity of leadership.

Two of our current executive officers and six of our current operating officers are subject to retention agreements. Each agreement provides that if an officer’s employment is terminated by the Company for any reason other than death, disability, retirement or “cause” during a defined “transition period” related to the resignation of Ron Marshall as CEO of the Company, or if the officer terminates his or her employment with the Company for “good reason” within that same transition period, then the officer is entitled (i) to receive cash payments (occurring each payroll period) over a 12 or 24 month period in an aggregate amount equal to the officer’s highest monthly compensation during the 36 months prior to the termination multiplied by either 12 or 24, and (ii) to the continuation for comparable 12 or 24 month periods of all welfare benefit plans (including health, life, dental and disability) in which the officer and his or her dependents were entitled to participate prior to the effective date Mr. Marshall ceased to be CEO of the Company. The agreement provides that in consideration of these payments and the continuation of benefits, the officer will not, for a period of one year after his or her termination, compete with the Company in association with specified competitors.

The “transition period” for these purposes began on February 14, 2006, the date Mr. Marshall ceased to be CEO of the Company, and ends on May 1, 2007, the date Mr. Marshall’s successor as CEO, Alec Covington, will have served in that capacity for twelve consecutive months. “Highest monthly compensation” for these purposes means 1/12 of an individual’s highest W-2 earnings during any consecutive twelve month period during the 36 months prior to the date of termination, increased by amounts deferred or withheld in connection with Company-sponsored qualified benefit plans or deferred compensation plans. “Cause” is generally defined in these agreements as either the willful and continued failure to substantially perform one’s duties with the Company, or the conviction for willfully engaging in illegal conduct which constitutes a felony or gross misdemeanor and which is materially and demonstrably injurious to the Company. “Good reason” is generally defined in these agreements to include a reduction in compensation or benefits, a demotion, any attempted termination by the Company that is not effected in accordance with the agreement, and any refusal by the Company to permit the individual to continue to engage in outside activities that were not prohibited prior to the date of Mr. Marshall ceased to be CEO.

The multiple referred to above is 24 months for Messrs. Cross, Eulberg, Stewart and Poore, and 12 months for the other designated officers. Although Ms. McDermott had entered into an executive retention agreement, the circumstances under which her employment ended were not such as to warrant her receiving payments and continuing benefits under that agreement. The Company agreed to provide Ms. McDermott with payments equal in the aggregate to 12 months of her base pay compensation.

During 2006, the Company made changes in its senior management team that resulted in payments under the Retention Agreements to three named executive officers: Ms. Stewart and Messrs. Cross and Eulberg. The amounts to be paid under the Retention Agreements to those individuals can be found in footnote 6 to the Summary Compensation Tables included in this proxy statement.

Change in Control Arrangements

Change in Control Severance Agreements.  We previously entered into change in control agreements with three of our current named executive officers and with 11 other current key employees of Nash Finch and its subsidiaries. Absent a “change in control,” these agreements do not require Nash Finch to retain the executives or to pay them any specified level of compensation or benefits. These agreements remain in effect until December 31, 2007, and will automatically renew unless the Company gives the key employees ninety days advance notice of its intent to cancel the Agreements.

Each agreement provides that if an employee is terminated within 24 months of a change in control of Nash Finch (or, in limited circumstances, prior to such a change in control) for any reason other than death, disability, retirement or cause, or if the employee terminates within 24 months of a change in control for “good reason,” then the employee is entitled to receive a lump sum payment equal to the employee’s highest monthly compensation during the 36 months prior to the termination multiplied by either 12, 24 or 36 months. “Highest monthly compensation” for these purposes means 1/12 of an individual’s highest W-2 earnings during any consecutive twelve month period, increased by amounts deferred or withheld in connection with Company-sponsored benefit or income deferral plans. The employee is also entitled to the continuation of certain benefit plans (including health, life, dental and disability) for the employee and his or her dependents for comparable 12, 24 or 36 month periods. The multiple referred to above is 36 months for Mr. Covington, 24 months for Mr. Poore, 12 months for Ms. Mahoney and 12 or 24 months for all other employees who are currently parties to such agreements. In addition, if the employee is required to pay any federal excise tax or related interest or penalties on the payments associated with the change in control, an additional payment (“tax gross-up”) is required in an amount such that after the payment of all income and excise taxes, the employee will be in the same after-tax position as if no such excise tax had been imposed.

For purposes of these agreements, “good reason” generally includes a reduction in compensation or benefits, demotion, relocation, and any termination for reasons other than death, disability or retirement within 6 months of a change in control. A “change in control” is generally deemed to have occurred if: (a) a majority of Nash Finch’s Board is no longer composed of individuals who were directors at the time these agreements were entered into or who became directors with the approval of a majority of the “incumbent directors”; (b) another party becomes the beneficial owner of at least 30% of Nash Finch’s outstanding voting stock; (c) Nash Finch sells or otherwise disposes of all or substantially all of its assets, or is liquidated or dissolved; or (d) a change in control occurs of the type required to be reported in response to Item 5.01 of Form 8-K under the Securities Exchange Act of 1934.

In February 2007, the Committee approved a new form of Change in Control Agreement (“Revised CIC Agreement”). The most notable change to the new form Revised CIC Agreement is that the amount of compensation due upon a triggering event has been modified from a multiple of the employee’s “Highest Monthly Compensation” (defined as 1/12 of the individual’s highest W-2 earnings during any consecutive twelve month period over the preceding 36 months, increased by amounts deferred or withheld in connection with Company- sponsored benefit or income deferral plans) to a multiple of 1/12 of the individual’s base pay plus short term bonus target. The multiple referred to in the previous sentence is 36 months for Mr. Covington, 24 months for Mr. Poore, 12 months for Ms. Mahoney and 12 or 24 months for all other employees that enter into the Revised CIC Agreement. In addition, under the Revised CIC Agreement, individuals no longer have the ability to trigger the benefits of the Agreement for any reason within the first six months of a Change in Control. Also, individuals are required to sign a Release of Claims as a pre-requisite to receipt of benefits under the Revised CIC Agreement. A form of the Revised CIC Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 1, 2007.

Effective February 27, 2007, the CIC Agreements previously held by Messrs. Covington and Poore and Ms. Mahoney were cancelled and a Revised CIC Agreement was entered into. In the future, the Company expects that any new employee of the Company that is eligible to enter into a change of control agreement will execute the Revised CIC Agreement.

2000 Stock Incentive Plan.  Similar events, which specifically include mergers or consolidations where Nash Finch stockholders before the transaction do not own at least 50% of voting shares of the resulting entity, and the acquisition by a third party of 20% or more of Nash Finch’s outstanding voting stock without the approval of Nash Finch’s incumbent directors, also constitute a change in control of Nash Finch under the terms of the 2000 Stock Incentive Plan. Under the 2000 Stock Incentive Plan and award agreements issued thereunder, stock options that have been outstanding for at least six months will become immediately and fully exercisable upon a change in control and remain exercisable for the duration of their terms. The Compensation Committee may alternatively provide that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the “spread” between the fair market value of the option shares immediately prior to the change in control and the exercise price of the option shares. Restricted stock awards that have been outstanding at least six months will immediately and fully vest upon a change in control, and performance unit awards that have been outstanding at least six months will vest and be settled in accordance with the terms of the applicable award agreements (discussed under “Elements of Executive Compensation — Restricted Stock Units”).

Deferred Compensation Plans.  Under the terms of deferred compensation plans applicable to directors and officers of Nash Finch, upon a change in control, Nash Finch must transfer to the benefits protection trust established in connection with these plans an amount of assets sufficient to bring the value of trust assets to at least 125% of the aggregate balance of all participant accounts in each such plan as of the last day of the month immediately preceding the change in control. Executives who participate in the Deferred Compensation Plan may elect to have the distribution of their account balances accelerated upon a change in control.

Employee Stock Purchase Plan.  Under the terms of the Nash Finch Employee Stock Purchase Plan, the Compensation Committee may accelerate the end of an offering period upon a change in control of Nash Finch and either provides for the immediate exercise of all outstanding options under that plan or terminates such options and refunds all payroll deductions to plan participants.

The tables below show the amounts that would be payable to the named executive officers upon termination:

Alec C. Covington

				Involuntary	Involuntary
	Voluntary	Voluntary for		Termination —	Termination —	Change In
Executive Payment and Benefit	Termination	Good Reason	Retirement	Not-For-Cause	For Cause	Control		Disability	Death
upon Separation	($)	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	850,000	850,000	850,000	850,000	850,000	850,000		850,000	850,000
Long-Term Incentive Compensation
Stock Options	—	—	—	—	—	—		—	—
Restricted Stock Units(1)	—	5,670,974	5,670,974	5,670,974	—	5,670,974		5,670,974	5,670,974
LTIP	—	—	—	—	—	—	(2)	—	—
Benefits & Perquisites
Stock Awards	—	—	—	—	—	—		—	—
SERP	—	—	110,834	—	—	110,834		110,834	110,834
Deferred Comp	—	—	—	—	—	—		—	—
Health & Welfare Benefits	—	19,028	—	19,028	—	19,028	(4)	—	—
Life Insurance Proceeds	—	—	—	—	—	—		—	2,000,000
Excise Tax & Gross-up	—	—	—	—	—	2,420,745	(4)	—	—
Cash Severance(3)	—	3,400,000	—	3,400,000	—	5,100,000	(4)	—	—

Total	850,000	9,940,002	6,631,808	9,940,002	850,000	14,171,581		6,631,808	8,631,808

(1)	Mr. Covington stock compensation under his original grant of awards as described under “— Chief Executive Officer Compensation” would have been $4,299,886 and would have included compensation for grossing-up for tax purposes in the amount of $1,340,238 upon voluntary for-good-reason termination, retirement, involuntary not-for-cause termination, disability or death.

(2)	Upon a change in control, a participant in the Long Term incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have been commenced at the beginning of the 12th full fiscal quarter occurring prior to the change in control. As of December 30, 2006, the participants would earn 0% of their LTIP awards.

(3)	Cash severance under the previous change in control agreement would have been $19,013,757 and excise tax and gross-up would have been $7,605,812.

(4)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Jeffrey E. Poore

				Involuntary	Involuntary
	Voluntary	Voluntary for		Termination —	Termination —	Change In
Executive Payment and	Termination	Good Reason	Retirement	Not-For-Cause	For Cause	Control		Disability	Death
Benefit upon Separation	($)	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	97,500	97,500	97,500	97,500	97,500	97,500		97,500	97,500
Long-Term Incentive
Compensation
Stock Options	15,450	15,450	15,450	15,450	15,450	60,890		26,450	26,450
Restricted Stock Units	—	—	—	60,023	—	900,354		900,354	900,354
LTIP	—	—	81,900	—	—	—	(1)	81,900	81,900
Benefits & Perquisites
Stock Awards	—	—	—	—	—	737		737	737
SERP	121,983	121,983	243,966	121,983	—	243,966		243,966	243,966
Deferred Comp	112,045	112,045	112,045	112,045	112,045	112,045		112,045	112,045
Health & Welfare Benefits	—	—	—	15,596	—	15,596	(3)	—	—
Life Insurance Proceeds	—	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up(2)	—	—	—	—	—	334,939	(3)	—	—
Cash Severance(2)	—	—	—	1,360,056	—	1,040,000	(3)	—	—

Total	346,978	346,978	550,861	1,782,653	224,995	2,806,027		1,462,952	2,462,952

(1)	Upon a change in control, a participant in the Long Term incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have been commenced at the beginning of the 12th full fiscal quarter occurring prior to the change in control. As of December 30, 2006, the participants would earn 0% of their LTIP awards.

(2)	Cash severance under the previous change in control agreement would have been $2,768,520 and excise tax and gross-up would have been $980,511.

(3)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Kathleen M. Mahoney

				Involuntary	Involuntary
	Voluntary	Voluntary for		Termination —	Termination —	Change In
Executive Payment and	Termination	Good Reason	Retirement	Not-For-Cause	For Cause	Control		Disability	Death
Benefit upon Separation	($)	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	115,000	115,000	115,000	115,000	115,000	115,000		115,000	115,000
Long-Term Incentive
Compensation
Stock Options	—	—	—	—	—	84,900		—	—
Restricted Stock Units	—	—	—	60,023	—	900,354		900,354	900,354
LTIP	—	—	43,680	—	—	—	(1)	43,680	43,680
Benefits & Perquisites
Stock Awards	—	—	—	—	—	—		—	—
SERP	—	—	103,655	—	—	103,655		103,655	103,655
Deferred Comp	—	—	—	—	—	—		—	—
Health & Welfare Benefits	—	—	—	6,616	—	6,616	(3)	—	—
Life Insurance Proceeds	—	—	—	—	—	—		—	500,000
Excise Tax & Gross-up(2)	—	—	—	—	—	253,220	(3)	—	—
Cash Severance(2)	—	—	—	397,668	—	440,000	(3)	—	—

Total	115,000	115,000	262,335	579,307	115,000	1,903,745		1,162,689	1,662,689

(1)	Upon a change in control, a participant in the Long Term incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have been commenced at the beginning of the 12th full fiscal quarter occurring prior to the change in control. As of December 30, 2006, the participants would earn 0% of their LTIP awards.

(2)	Cash severance under the previous change in control agreement would have been $1,313,772 and excise tax and gross-up would have been $579,559.

(3)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Calvin S. Sihilling

				Involuntary	Involuntary
	Voluntary	Voluntary for		Termination -	Termination — For	Change In
Executive Payment and	Termination	Good Reason	Retirement	Not-For-Cause	Cause	Control		Disability	Death
Benefit upon Separation	($)	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	112,500	112,500	112,500	112,500	112,500	112,500		112,500	112,500
Long-Term Incentive
Compensation
Stock Options	—	—	—	—	—	—		—	—
Restricted Stock Units	—	—	—	69,260	—	1,038,847		1,038,847	1,038,847
LTIP	—	—	—	—	—	—	(1)	—	—
Benefits & Perquisites
Stock Awards	—	—	—	—	—	—		—	—
SERP	—	—	28,766	—	—	28,766		28,766	28,766
Deferred Comp	—	—	—	—	—	—		—	—
Health & Welfare Benefits	—	—	—	21,632	—	21,632	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up	—	—	—	—	—	321,655	(2)	—	—
Cash Severance	—	—	—	750,000	—	1,200,000	(2)	—	—

Total	112,500	112,500	141,266	953,392	112,500	2,723,400		1,180,113	2,180,113

(1)	Upon a change in control, a participant in the Long Term incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have been commenced at the beginning of the 12th full fiscal quarter occurring prior to the change in control. As of December 30, 2006, the participants would earn 0% of their LTIP awards.

(2)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

AUDIT AND FINANCE COMMITTEE REPORT

Membership and Role of the Audit and Finance Committee.  The Audit and Finance Committee (the “Committee”) consists of directors who are each considered “independent” under the NASDAQ Stock Market, Inc. Corporate Governance Rules, Section 10A(m)(3) of the Securities Exchange Act and the SEC’s Rule 10a-3(b)(1). The Board has also determined that a majority of the members of the Audit and Finance Committee, including the Chairman, Douglas Hacker, are “audit committee financial experts” within the meaning of that term as defined in Item 407(d)(5) of the SEC’s Regulation S-K. The Committee operates under a written charter adopted by the Board of Directors, a copy of which can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Committee reviews the adequacy of its charter on an annual basis, most recently updating the charter in November, 2006.

As described more fully in the charter, the purpose of the Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting processes, the Company’s financial and disclosure controls and compliance processes, and the independent audits of the Company’s financial statements. Management is responsible for the preparation, presentation and integrity of Nash Finch’s financial statements and public reports, its financial and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Committee has the ultimate responsibility to select, compensate, evaluate and, when appropriate, replace Nash Finch’s independent auditor. In discharging its responsibilities, the Committee has the authority to engage its own outside advisors.

The Committee pre-approves all audit and non-audit services to be performed for Nash Finch by its independent auditor to insure that the provision of such services does not impair the auditor’s independence. To further avoid the existence of any relationships that could affect the independent auditor’s independence, the Committee has also adopted a policy strictly limiting the circumstances under which Nash Finch may employ former partners, principals, shareholders and professional employees of its independent auditor.

The Committee has also established procedures for the receipt, retention and treatment of complaints received by Nash Finch regarding accounting, internal controls and auditing matters, including a process by which Nash Finch employees may anonymously and confidentially submit complaints and concerns regarding questionable accounting or auditing matters.

Review of Nash Finch’s Audited Financial Statements for the Fiscal Year ended December 30, 2006.  The Committee has reviewed and discussed the audited financial statements of Nash Finch for the fiscal year ended December 30, 2006 with Nash Finch’s management and Ernst & Young LLP (“Ernst & Young”), Nash Finch’s independent registered public accounting firm. The Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee has discussed the independence of Ernst & Young with that firm.

Based on the review and discussions noted above, the Committee recommended to the Board that Nash Finch’s audited financial statements be included in Nash Finch’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the SEC.

Audit And Finance Committee

Douglas Hacker, Chairman
Carole Bitter
Jerry Ford
Mickey Foret
John Grunewald

INDEPENDENT AUDITORS

Selection of Independent Auditors and Attendance at Annual Meeting

On April 24, 2006, the Committee approved the engagement of Ernst & Young as the independent auditor to audit the financial statements of Nash Finch for the fiscal year ended December 30, 2006. At its April 2007 meeting, the Committee will conduct its review of the independent registered public accounting firm’s performance, independence, qualifications and quality controls, and will make its final decision as to the retention of the independent auditor to audit the Nash Finch financial statements for the fiscal year ending December 29, 2007, which is expected to be Ernst & Young. We have requested and expect a representative of Ernst & Young to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table sets forth the amounts Ernst & Young billed us for audit services with respect to fiscal 2006 and fiscal 2005 and for other professional services rendered during those fiscal years.

	Aggregate Fees Billed
Type of Fee	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$1,364,000	$1,361,300
Tax Fees(2)	99,689	—
All Other Fees(3)	2,500	2,500

Total Fees	$1,466,189	$1,363,800

(1)	Audit Fees — The amounts represent the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters to underwriters and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for audits of management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Tax Fees — The amounts represent fees for tax planning and compliance services.

(3)	All Other Fees — The amounts represent fees for access to an accounting information service.

Pre-Approval of Audit and Non-Audit Services

Under its charter, the Committee is required to pre-approve all audit and permitted non-audit services to be provided by the independent auditor to Nash Finch and its subsidiaries. Consistent with that requirement, the Committee has adopted a pre-approval policy in accordance with which it annually considers for pre-approval all audit and non-audit services proposed to be provided by the independent auditor during the succeeding twelve month period. As to any services the Committee wishes to approve, it will either approve the specific engagement, or identify the particular pre-approved services with a sufficient level of detail so that senior financial management of the Company will not be called upon to judge whether a proposed service is actually pre-approved. The Committee will also establish a dollar limit for each pre-approved service that may not be exceeded without obtaining further pre-approval from the Committee. Any proposed engagement that involves a service not previously approved, or that would entail fees in excess of the amount previously authorized for the specific service, must be presented to the Committee for consideration at its next meeting or, if earlier consideration is required, to the Chairman of the Committee. The Chairman will report any specific approval of services at the Committee’s next regular meeting. The Committee regularly reviews reports of services being provided to Nash Finch by its independent registered public accounting firm. During fiscal 2006, all services provided to Nash Finch by Ernst & Young were provided in accordance with the pre-approval procedures outlined above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding shares of common stock to file with the SEC reports of initial ownership and reports of changes in ownership in Nash Finch securities. We provide assistance to our directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.

To our knowledge, based upon a review of the copies of reports filed and written representations, all filing requirements applicable to directors and executive officers were complied with on a timely basis during the fiscal year ended December 30, 2006.

2008 STOCKHOLDER PROPOSALS

Any proposal that a Nash Finch stockholder intends to present at the 2008 Annual Meeting of Stockholders and that is to be included in our proxy statement and form of proxy must be received by the Secretary of the Company at our principal executive office no later than December 2, 2007. A stockholder who wishes to make a proposal at the 2008 Annual Meeting without including the proposal in our proxy statement should notify us of the matter to be presented no later than February 15, 2008. If a stockholder fails to give notice by that date, then the persons named as proxies by us for the 2008 Annual Meeting will have discretionary authority to vote on the stockholder’s proposal. Any stockholder who intends to nominate an individual to serve on the Company’s Board of Directors must provide advance written notice to the Secretary of the Company not less than ten days prior to the date of the stockholders meeting at which directors will be elected. The content of the notice is specified in Article VIII of the Company’s Articles of Incorporation.

HOUSEHOLDING INFORMATION

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that you and other holders of Nash Finch common stock in your household may not receive separate copies of our Proxy Statement or Annual Report on Form 10-K. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Nash-Finch Company, Attention: Corporate Secretary, P. O. Box 355, Minneapolis, MN 55440-0555, telephone (952) 844-1148. If you and others in your household are currently receiving multiple copies of our Proxy Statement and Annual Report and wish to receive only a single copy of each, you may write or call us at the same address and telephone number.

MISCELLANEOUS

Our Board is not aware of any other matters which may be presented to our stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

We will bear the cost of soliciting proxies. Directors, officers and employees of Nash Finch may, without additional compensation beyond their regular compensation, solicit proxies by mail, telephone, facsimile or other electronic transmission, or personal interview. Nash Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of our common stock.

By Order of the Board of Directors

Kathleen M. Mahoney
Senior Vice President, Secretary & General Counsel

March 28, 2007
Minneapolis, Minnesota

NASH-FINCH COMPANY
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 15, 2007
10:00 A.M. (CDT)
Sheraton Bloomington Hotel
7800 Normandale Blvd.
Bloomington, Minnesota 55439

NASH-FINCH COMPANY	proxy

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2007.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” each nominee named in Item 1.
By signing this proxy, you revoke all prior proxies and appoint William Voss, Alec Covington and Kathleen Mahoney, and each of them, with full power of substitution, to vote all shares of the common stock of Nash-Finch Company held by you on March 23, 2007, on the matter shown on the reverse side and any other matters which may come before the Annual Meeting to be held on May 15, 2007, and any adjournment thereof.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 noon (CDT) on May 14, 2007.
•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/nafc/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon (CDT) on May 14, 2007.
•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
•	Mark your voting choices on the proxy card, sign it and date it.
•	Return the proxy card in the postage-paid envelope we’ve provided or return it to Nash-Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò     Please detach here     ò

The Board of Directors Recommends a Vote FOR each nominee named in Item 1.

1.	Election of directors:	Class A Directors:	☐	Vote FOR all	☐	Vote WITHHELD
		01 Alec C. Covington		nominees (except		from all nominees
		02 Mickey P. Foret		as marked)

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE NAMED IN ITEM 1.

Address Change? Mark box ☐ Indicate changes below.	Date

Signature(s) in Box
Please sign exactly as your name appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide the full name of the entity and the title of the authorized officer signing the Proxy.